Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of October 14, 2007

by and among

DANAHER CORPORATION,

RAVEN ACQUISITION CORP.

and

TEKTRONIX, INC.

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-ii-

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Index of Defined Terms

Term	Section Reference
2007 Financial Statements	Section 9.9(a)
409A Authorities	Section 4.12(o)
Acceptance Date	Section 1.4(a)
Additional Cashout Options	Section 2.9(a)
Affiliate	Section 9.9(b)
Agreement	Preamble
AJCA	Section 4.12(o)
Arrangements	Section 4.26
Articles of Merger	Section 2.2
Assets	Section 4.24
Bid	Section 9.9(c)
Business Day	Section 9.9(d)
Cashout Company Stock Option	Section 2.9(a)
Cashout Company Restricted Share Award	Section 2.9(c)
CERCLA	Section 4.7(f)(i)
Certificates	Section 3.2(a)
Change in the Company Recommendation	Section 6.2(c)
Closing	Section 2.1
Code	Section 9.9(e)
Common Shares	Recitals
Company	Preamble
Company Balance Sheet	Section 4.6(a)
Company Board	Recitals
Company Director; Company Directors	Section 1.3(a)
Company Disclosure Schedule	Section 9.9(f)
Company Employees	Section 6.15(a)
Company Material Contracts	Section 4.9(a)
Company Property	Section 4.7(f)(ii)
Company Recommendation	Section 1.2(a)
Company Restricted Share	Section 2.9(c)
Company RSU	Section 2.9(c)
Company SEC Reports	Section 4.5(a)
Company Shareholder Approval	Section 4.3
Company Stock Option	Section 2.9(a)
Company Stock Plan; Company Stock Plans	Section 2.9(a)
Company Violation	Section 4.4(a)
Confidentiality Agreement	Section 6.3
Consent	Section 4.4(b)
Contaminant	Section 4.7(f)(iii)
Controlled Group Liability	Section 9.9(g)
Covered Securityholders	Section 4.26

-iv-

Term	Section Reference
Deferred Equity Units	Section 2.9(g)
Dissenting Shares	Section 3.1
Effective Time	Section 2.2
Employee Benefit Arrangement	Section 6.1(b)(vi)(F)
Employment Agreement	Section 9.9(h)
End Date	Section 8.1(c)
Environmental Law	Section 4.7(f)(iv)
ERISA	Section 9.9(i)
ERISA Affiliate	Section 9.9(j)
ESPP	Section 2.9(h)
Exchange Act	Section 1.1(a)
Exchange Fund	Section 3.2(a)
Exchange Ratio	Section 2.9(f)
Expense Fee	Section 8.3(b)
Expenses	Section 8.3(b)
Expiration Date	Section 1.1(b)
Export Approvals	Section 4.8(c)(i)
Export Control Laws	Section 4.8(c)
GAAP	Section 4.5(a)
Government Contract	Section 9.9(k)
Governmental Entity	Section 4.4(b)
Governmental Permits	Section 9.9(l)
HSR Act	Section 4.4(b)
Indebtedness	Section 4.9(c)
Indemnified Parties	Section 6.6(a)
Instruments of Indebtedness	Section 4.9(a)
INET Stock Plan	Section 2.9(a)
Intellectual Property	Section 4.14(b)
IRS	Section 4.12(b)
knowledge	Section 9.9(m)
Law	Section 4.4(a)
Licensed Intellectual Property	Section 4.14(b)
Liens	Section 4.2(b)
Longer Term Company Stock Option	Section 2.9(a)
Longer Term Restricted Share Award	Section 2.9(c)
made available	Section 9.9(n)
Material Adverse Effect	Section 9.9(o)
Material Employment Agreement	Section 9.9(p)
Merger	Recitals
Merger Agreement	Annex I
Merger Price	Section 2.7
Minimum Condition	Annex I
Multiemployer Plan	Section 4.12(g)
Multiple Employer Plan	Section 4.12(g)
NASDAQ	Annex I

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Term	Section Reference
New Plans	Section 6.15(b)
Nonqualified Deferred Compensation Plan	Section 4.12(o)
Non-Qualified Account Plans	Section 2.9(g)
Notes	Section 4.2(a)
Notes Disclosure Package	Section 4.5(b)
Notes Registration Rights Agreement	Section 6.16
Notes Hedge and Warrant Transactions	Section 6.16
NYSE	Section 1.1(b)
OBCA	Recitals
Offer	Recitals
Offer Documents	Section 1.1(a)
Offer Price	Recitals
OSHA	Section 9.9(q)
Other Filings	Section 4.11
Owned Intellectual Property	Section 4.14(a)
Parent	Preamble
Parent Board	Recitals
Parent Common Stock	Section 2.9(b)
Parent Share Price	Section 2.9(f)
Parent Representatives	Section 6.3
Parent Violation	Section 5.3(a)
Paying Agent	Section 3.2(a)
Permitted Lien	Section 9.9(r)
Person	Section 9.9(s)
Plan	Section 9.9(t)
Preferred Shares	Section 4.2(a)
Proxy Statement	Section 2.10(a)(ii)
Purchaser	Preamble
Purchaser Board	Recitals
Qualified Plans	Section 4.12(c)
RCRA	Section 4.7(f)(v)
Release	Section 4.7(f)(vi)
Rights	Recitals
Rights Agreement	Recitals
Rollover Company Stock Option	Section 2.9(b)
Rollover Company Restricted Share	Section 2.9(e)
Rollover Company RSU	Section 2.9(d)
Sarbanes-Oxley Act of 2002	Section 4.5(c)
Schedule 14D-9	Section 1.2(a)
SEC	Section 1.1(a)
Securities Act	Section 4.5(a)
Special Meeting	Section 2.10(a)(i)
Spread	Section 2.9(a)

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Term	Section Reference
Subsidiary	Section 9.9(u)
Superior Proposal	Section 6.2(b)
Surviving Corporation	Section 2.1
Takeover Laws	Recitals
Takeover Proposal	Section 6.2(a)
Tax; Taxes	Section 4.15(b)
Tax Return	Section 4.15(b)
Tender Offer Conditions	Section 1.1(b)
Termination Fee	Section 8.3(b)
Top-Up Option	Section 1.4(a)
Top-Up Option Shares	Section 1.4(a)
Voting Debt	Section 4.2(a)
Withdrawal Liability	Section 9.9(v)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of October 14, 2007, by and among Danaher Corporation, a Delaware corporation (“Parent”), Raven Acquisition Corp., an Oregon corporation and an indirect wholly owned subsidiary of Parent (the “Purchaser”), and Tektronix, Inc. an Oregon corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”), the Purchaser (the “Purchaser Board”) and the Company (the “Company Board”) have unanimously approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to this Agreement the Purchaser has agreed to commence a tender offer (the “Offer”) to purchase all of the Company’s common stock, without par value, including the associated preferred stock purchase rights (the “Rights”) issued pursuant to the Rights Agreement, dated as of June 21, 2000, between the Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the “Rights Agreement”) (which shares of the Company’s common stock together with the Rights are hereinafter referred to as the “Common Shares”), at a price per Common Share of $38.00 net to the seller in cash (such amount or any greater amount per Common Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”);

WHEREAS, the Company Board has, on the terms and subject to the conditions set forth herein, unanimously (i) approved the Offer and the merger of the Purchaser with and into the Company with the Company as the surviving corporation as contemplated by this Agreement (the “Merger”) and adopted this Agreement in accordance with the Oregon Business Corporation Act, as amended (the “OBCA”); (ii) determined that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its shareholders; (iii) is recommending that the Company’s shareholders accept the Offer, tender their Common Shares to the Purchaser, approve the Merger and approve and adopt this Agreement; (iv) taken all action necessary to render Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA and the Rights inapplicable to the Offer and the Merger; and (v) elected that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby;

WHEREAS, the Purchaser Board and the Parent Board have approved the Offer and the Merger and adopted this Agreement, in accordance with the OBCA, and upon the terms and subject to the conditions set forth in this Agreement, whereby each of the issued and outstanding Common Shares not owned directly or indirectly by Parent, the Purchaser or the Company will be converted into the right to receive the Offer Price in cash; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, the Purchaser and the Company agree as follows:

ARTICLE ONE

THE OFFER

SECTION 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article Eight hereof as promptly as reasonably practicable, and in any event within seven (7) Business Days, following execution of this Agreement, Parent (i) shall cause the Purchaser to commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) an offer to purchase all of the outstanding Common Shares at the Offer Price; (ii) shall, upon commencement of the Offer but after affording the Company a reasonable opportunity to review and comment thereon, file a Tender Offer Statement on Schedule TO and all other necessary documents with the Securities and Exchange Commission (the “SEC”) and make all deliveries, mailings and telephonic notices required by Rule 14d-3 under the Exchange Act, in each case in connection with the Offer (the “Offer Documents”); and (iii) shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions thereof. The obligation of the Purchaser to accept for payment or pay for any Common Shares validly tendered and not validly withdrawn pursuant to the Offer will be subject only to the satisfaction or waiver of the conditions set forth in Annex I hereto.

(b) Parent on behalf of the Purchaser expressly reserves the right from time to time subject to Section 1.1(c), to waive any of the Tender Offer Conditions (other than the Minimum Condition (as defined in Annex I hereto)) or to increase the Offer Price or to make any other changes in the terms and conditions of the Offer; provided that, without the prior written consent of the Company, the Purchaser shall not decrease the Offer Price, change the form of consideration payable in the Offer, decrease the number of Common Shares sought to be purchased in the Offer, impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Common Shares. The Offer shall remain open until the date that is twenty (20) Business Days (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after (and including the day of) the commencement of the Offer (the “Expiration Date”), unless the Purchaser shall have extended the period of time for which the Offer is open pursuant to, and in accordance with, the terms of the succeeding two sentences or as may be required by applicable Law, in which event the term “Expiration Date” shall mean the latest time and date as the Offer, as so extended, may expire; provided, however, that the Purchaser may provide a subsequent offering period after the Expiration Date, in accordance with Rule 14d-11 under the Exchange Act. If at any Expiration Date, any of the conditions set forth in Annex I hereto (the “Tender Offer Conditions”) is not satisfied or waived by the Purchaser, (i) the Purchaser shall extend the Offer from time to time for periods of not more than five (5) Business Days each until the date that is twenty (20) Business Days after the initial Expiration Date (for the avoidance of doubt, the initial Expiration Date is the twentieth Business Day after the commencement of the Offer) (as long as the Company Board continues to recommend the Offer), and (ii) the Purchaser may extend the Offer from time to time for periods of not more than ten (10) Business Days each until the earlier of (x) the date on which all of the Tender Offer Conditions are satisfied or waived or (y) the date on which this Agreement is terminated in accordance with Article Eight hereof; provided, however, that, on the Expiration Date, if the waiting period under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger shall have not expired or been terminated, the Purchaser shall extend the Offer from time to time until such expiration or termination under the HSR Act or such other material applicable foreign statutes or regulations. Notwithstanding the foregoing, the Purchaser and Parent may, without receiving the consent of the Company, extend the Expiration Date for any period required by the applicable rules and regulations of the SEC, New York Stock Exchange (“NYSE”) or any other stock exchange or automated quotation system applicable to the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction of all the Tender Offer Conditions as of the Expiration Date, the Purchaser will accept for payment and pay for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. Without the prior written consent of the Company, the Purchaser shall not accept for payment or pay for any Common Shares in the Offer if, as a result, the Purchaser would acquire less than the number of Common Shares necessary to satisfy the Minimum Condition.

(c) Parent and the Purchaser represent that the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company or the dealer-manager in writing for inclusion in the Offer Documents. The Company represents that the information supplied by the Company in writing for inclusion in the Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case, as and to the extent required by applicable federal securities laws.

SECTION 1.2 Company Actions.

(a) The Company shall, after affording Parent a reasonable opportunity to review and comment thereon, file with the SEC and mail to the holders of Common Shares, as promptly as practicable on the date of the filing by Parent and the Purchaser of the Offer Documents, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) reflecting the unanimous recommendation of the Company Board that holders of Common Shares tender their Common Shares pursuant to the Offer (the “Company Recommendation”) and shall disseminate the Schedule 14D-9 as required by Rule 14d-9 promulgated under the Exchange Act. The Schedule 14D-9 will set forth, and the Company hereby represents, that the Company Board, at a meeting duly called and held at which a quorum was present throughout, has unanimously (i) approved the Offer and the Merger and adopted this Agreement in accordance with the OBCA, (ii) determined that each of the transactions contemplated hereby, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its shareholders, (iii) recommended that the Company’s shareholders accept the Offer tender their Common Shares to the Purchaser and approve the Merger and this Agreement, (iv) taken all action necessary to render Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA and the Rights inapplicable to the Offer and the Merger and (v) elected that the Offer and the Merger, to the extent of the Company Board’s power and authority and to the extent permitted by Law, not be subject to any Takeover Laws of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby; provided, however, that the Company Recommendation may be withdrawn, modified or amended only prior to the acceptance for payment of Common Shares pursuant to the Offer, and only to the extent permitted by Section 6.2. The Company Board has received the opinion of Goldman, Sachs & Co., the Company’s financial advisor, to the effect that, as of October 13, 2007, the consideration to be received by the holders of Common Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company Board described in this Section 1.2(a).

(b) The Company represents that the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Schedule 14D-9. Parent and the Purchaser represent that the information supplied by them in writing for inclusion in the Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company’s shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Common Shares, in each case, as and to the extent required by applicable federal securities Law.

(c) In connection with the Offer, the Company will promptly furnish the Purchaser with mailing labels, security position listings, non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Common Shares as of the most recent practicable date and shall furnish the Purchaser with such additional available information (including, but not limited to, updated lists of holders of Common Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company’s record and beneficial shareholders. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent, the Purchaser and their Affiliates, associates, agents and advisors, shall keep such information confidential and use the information contained in any such labels, listings and files only in connection with the Offer and the Merger and, should the Offer terminate or if this Agreement shall be terminated, will deliver to the Company all copies of such information then in their possession.

SECTION 1.3 Directors.

(a) Subject to compliance with applicable Law, effective upon the payment by the Purchaser for Common Shares pursuant to the Offer representing at least such number of Common Shares as shall satisfy the Minimum Condition, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Common Shares beneficially owned by Parent or its Affiliates bears to the total number of Common Shares then outstanding, and the Company shall, upon request of Parent, promptly take all actions necessary to cause Parent’s designees to be so elected, including, if necessary, by obtaining the resignations of one or more existing directors; provided, however, that Parent shall be entitled to designate at least a majority of the directors on the Company Board (as long as Parent and its Affiliates beneficially own a majority of the Common Shares of the Company); provided further, that prior to the Effective Time, the Company Board shall always have at least two members who were members of the Company Board as of immediately prior to payment by the Purchaser for Common Shares pursuant to the Offer (each such member a “Company Director” and, collectively, “Company Directors”). If the number of directors who are Company Directors is reduced below two prior to the Effective Time, the remaining director who is a Company Director shall be entitled to designate a Person to the Company Board who is not an officer, director, employee or designee of the Purchaser or any of its Affiliates and who shall be considered a Company Director for purposes of this Agreement. At each such time Parent is entitled to designate directors on the Company Board, the Company will, subject to any limitations imposed by applicable Law, also cause (i) each committee of the Company Board, (ii) the board of directors of each of the Subsidiaries and (iii) each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting at least the same percentage of each such committee or board as Parent’s designees constitute on the Company Board.

(b) The Company’s obligations to cause the election or appointment of Parent’s designees to the Company Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Following the election or appointment of Parent’s designees pursuant to this Section 1.3 and prior to the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company’s rights hereunder, will require the concurrence of a majority of the directors of the Company then in office who are Company Directors (or in the case where there are two or fewer directors who are Company Directors, the concurrence of one director who is a Company Director) if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority shareholders of the Company.

SECTION 1.4 Top-Up Option.

(a) The Company hereby grants to the Purchaser an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of Common Shares (the “Top-Up Option Shares”) that, when added to the number of Common Shares owned by Parent or the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser at the time of exercise of the Top-Up Option, constitutes one Common Share more than 90% of the number of Common Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised by the Purchaser, in whole, at any time on or after the date on which the Purchaser accepts for payment and pays for all Common Shares validly tendered and not validly withdrawn pursuant to the Offer (the “Acceptance Date”) and on or prior to the fifth Business Day after the later of the Acceptance Date and the expiration of any subsequent offering period under Rule 14d-11 under the Exchange Act; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (i) the number of Top-Up Option Shares to be issued by the Company shall in no event exceed 19.90% of the number of outstanding Common Shares or the voting power of the Company, in each case, as of immediately prior to the issuance of the Top-Up Option Shares, (ii) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (iii) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s shareholders under applicable Law or regulation (including the NYSE rules and regulations), (iv) upon exercise of the Top-Up Option, the number of Common Shares owned by Parent or the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser constitutes one Share more than 90% of the number of Common Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares and (v) the Purchaser has accepted for payment and paid for all Common Shares validly tendered in the Offer and not validly withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(b) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), the Purchaser shall so notify the Company and shall set forth in such notice (i) the total number of Common Shares that are expected to be owned by Parent, the Purchaser or any direct or indirect wholly owned Subsidiary of Parent or the Purchaser immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and the Purchaser of the number of Common Shares then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, the Purchaser shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to the Purchaser a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by the Purchaser by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares. Any such promissory note shall bear interest at the rate of interest per annum equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. In the event that this Agreement is terminated after the Top-Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable.

ARTICLE TWO

THE MERGER

SECTION 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the OBCA, at the Effective Time the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Oregon as an indirect wholly owned Subsidiary of Parent. The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 10:00 a.m., local time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII, or at such other place, date and time as the Company and Parent may agree in writing.

SECTION 2.2 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company will cause articles of merger (the “Articles of Merger”) to be executed and filed with the Secretary of State of the State of Oregon in accordance with the OBCA. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Oregon or at such later date or time as may be agreed by the Company and the Purchaser in writing and specified in the Articles of Merger in accordance with the OBCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

SECTION 2.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the OBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 2.4 Articles of Incorporation and Bylaws of the Surviving Corporation.

(a) The Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended, subject to the provisions of Section 6.6, in accordance with the provisions thereof and hereof and applicable Law.

(b) The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until amended, subject to the provisions of Section 6.6, in accordance with the provisions thereof and applicable Law.

SECTION 2.5 Directors. Subject to applicable Law, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 2.6 Officers. The individuals specified by Parent prior to the Effective Time shall, subject to applicable Law, be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

SECTION 2.7 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Common Share issued and outstanding immediately prior to the Effective Time (other than (a) any Common Shares held by Parent or the Purchaser, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, (b) any Dissenting Shares and (c) any Common Shares held by any wholly owned Subsidiary of Parent (other than the Purchaser), the Purchaser or the Company, which Common Shares shall remain outstanding except that the number of such Common Shares shall be appropriately adjusted in the Merger), shall be cancelled and retired and shall be converted into the right to receive the Offer Price in cash (the “Merger Price”), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Common Share.

SECTION 2.8 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, without par value, of the Surviving Corporation.

SECTION 2.9 Company Stock Options; Company RSUs; Company Restricted Shares; ESPP.

(a) At the Effective Time, each Cashout Company Stock Option (as defined below) shall be converted into the right to receive, as soon as practicable following the Effective Time, an amount in cash (less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (x) the Merger Price over (y) the exercise price per Common Share subject to such Cashout Company Stock Option (the excess of (x) over (y) for any Company Stock Option (as defined below) (including the Cashout Company Stock Options), the applicable “Spread”), multiplied by (ii) the number of Common Shares for which such Cashout Company Stock Option shall not theretofore have been exercised. “Cashout Company Stock Option” means each outstanding Company stock option (each, a “Company Stock Option”) to purchase Common Shares granted under the 1998 Stock Company Stock Option Plan, the INET Technologies, Inc. 1998 Stock Option / Stock Issuance Plan (the “Inet Stock Plan”), the 2001 Stock Company Stock Option Plan, the 2002 Stock Incentive Plan, the 2005 Stock Incentive Plan or the 1989 Stock Incentive Plan (each a “Company Stock Plan” and collectively the “Company Stock Plans”) (1) that is vested and exercisable at the Effective Time (including any Company Stock Option that vests by its terms upon a change in control occurring as a result of the consummation of this Agreement), (2) that would, to the extent not vested at the Effective Time, pursuant to its terms and without any action on the part of the Company vest and become exercisable on or prior to January 31, 2008 or (3) that is scheduled to vest after January 31, 2008 pursuant to its terms and without any action on the part of the Company (each a “Longer Term Company Stock Option”); provided, however, that where an individual holds Longer Term Company Stock Options which have an aggregate Spread in excess of $50,000, only Longer Term Company Stock Options with an aggregate Spread of $50,000 (rounded up to the nearest whole share) will be treated as Cashout Company Stock Options, such that those Longer Term Company Stock Options with the shortest remaining vesting period (or such portion of such Longer Term Company Stock Options with the shortest remaining vesting period as will have an aggregate spread of $50,000, rounded up to the nearest whole share) shall be treated as Cashout Company Stock Options and the remaining Longer Term Company Stock Options shall be treated in accordance with Section 2.9(b) (any Cashout Company Stock Options under this clause (3), “Additional Cashout Options”).

(b) Each Company Stock Option that is not a Cashout Company Stock Option that is outstanding as of the Effective Time (each such Company Stock Option, a “Rollover Company Stock Option”) shall, at the Effective Time, cease to represent a right to acquire Common Shares and shall be converted automatically into a Company stock option to acquire shares of common stock of Parent (“Parent Common Stock”) as provided below, and Parent shall assume each Rollover Company Stock Option subject to the terms of the Company Stock Plans and the agreements evidencing the grants thereunder; provided that, from and after the Effective Time, (i) the number of shares of Parent Common Stock issuable upon the exercise of each outstanding Rollover Company Stock Option shall be equal to the product of (x) the number of Common Shares that were issuable upon exercise of such Rollover Company Stock Option immediately prior to the Effective Time and (y) the Exchange Ratio (as defined in Section 2.9(f)), rounded down to the nearest whole share of Parent Common Stock, and (ii) the exercise price per share of Parent Common Stock under each Rollover Company Stock Option shall be obtained by dividing (A) the exercise price per Common Share of each Rollover Company Stock Option immediately prior to the Effective Time by (B) the Exchange Ratio, rounded up to the nearest cent. Notwithstanding the foregoing or anything to the contrary in any Company Stock Plan or in any award agreement governing any Rollover Company Stock Option or otherwise (except as may otherwise be agreed to by and between the Parent or, after the Effective Time, the Company, on the one hand, and the holder of the Rollover Company Stock Option, on the other hand), (1) subject to the holder’s continued employment with Parent or a subsidiary thereof through the applicable vesting date, each Rollover Company Stock Option shall vest and become exercisable as to one-fifth (1/5) of the shares of Parent Common Stock subject to such Rollover Company Stock Option on each of the first five (5) anniversaries of the Effective Time and (2) no holder of a Rollover Company Stock Option shall be entitled to (and no such Rollover Company Stock Option shall become subject to) any additional or accelerated vesting with respect to such Rollover Company Stock Option upon a termination of employment of the holder thereof for any reason or no reason. For the avoidance of doubt, the term of each Rollover Company Stock Option shall be the same as the term of such Rollover Company Stock Option as of immediately prior to the Effective Time.

(c) At the Effective Time, each Cashout Company Restricted Share Award (as defined below) shall be converted into the right to receive, as soon as practicable following the Effective Time, an amount in cash (less any applicable withholding taxes) equal to the product of (i) the Merger Price and (ii) the number of Common Shares underlying such Cashout Company Restricted Share Award. “Cashout Company Restricted Share Award” means collectively, (1) each outstanding restricted stock unit and share right denominated in Common Shares under the Company Stock Plans that is outstanding as of the Effective Time (each, a “Company RSU”) and (2) each outstanding restricted Common Share under the Company Stock Plans that is outstanding at the Effective Time (each, a “Company Restricted Share”) (w) that is vested at the Effective Time (including any Company Restricted Share Award that vests by its terms upon a change in control occurring as a result of the consummation of this Agreement), (x) that would, to the extent not vested at the Effective Time, pursuant to its terms and without any action on the part of the Company vest on or prior to January 31, 2008, (y) that was granted under the INET Stock Plan prior to the date hereof or (z) that is scheduled to vest after January 31, 2008 pursuant to its terms and without any action on the part of the Company (each a “Longer Term Restricted Share Award”); provided, however, that where an individual holds Longer Term Restricted Share Awards which have an aggregate pre-tax value (determined by multiplying the Merger Price by each Longer Term Restricted Share Award) in excess of the positive difference, if any, between (1) $25,000 and (2) the aggregate pre-tax Spread of any Additional Cashout Options, the Longer Term Restricted Share Awards representing such positive difference, if any, shall be treated as Cashout Company Restricted Share Awards and the remaining Longer Term Restricted Share Awards shall be treated in accordance with Section 2.9(d) or Section 2.9(e), as applicable.

(d) Each Company RSU that is not a Cashout Company Restricted Share Award (each such Company RSU, a “Rollover Company RSU”) shall cease to represent an award with respect to Common Shares, and shall be converted automatically into a restricted stock unit award with respect to shares of Parent Common Stock as provided below, and Parent shall assume all obligations with respect to the Rollover Company RSU, subject to the terms of the Company Stock Plans and any agreements evidencing grants thereunder; provided that, at the Effective Time, each Rollover Company RSU shall be converted into the right to receive a number of shares of Parent Common Stock equal to the product of (x) 1.2 multiplied by (y) the number of Common Shares that related to such Rollover Company RSU immediately prior to the Effective Time multiplied by (z) the Exchange Ratio, with such product rounded down to the nearest whole share of Parent Common Stock. Notwithstanding the foregoing or anything to the contrary in any Company Stock Plan or in any award agreement governing any Rollover Company RSU or otherwise (except as may otherwise be agreed to by and between the Parent or, after the Effective Time, the Company, on the one hand, and the holder of the Rollover Company RSU, on the other hand), (A) subject to the holder’s continued employment with Parent or a subsidiary thereof through the applicable settlement date, each Rollover Company RSU shall vest and be settled as to (1) one-sixth (1/6) of the shares of Parent Common Stock subject to such Rollover Company RSU on each of the first four anniversaries of the Effective Time and (2) two-sixths (2/6) of the shares of Parent Common Stock subject to each such Rollover Company RSU on the fifth anniversary of the Effective Time and (B) no holder of a Rollover Company RSU shall be entitled to (and no such Rollover Company RSU shall become subject to) any additional or accelerated vesting with respect to such Rollover Company RSU upon a termination of employment of the holder thereof for any reason or no reason.

(e) Each Company Restricted Share that is not a Cashout Company Restricted Share Award (each such Company Restricted Share, a “Rollover Company Restricted Share”) shall cease to represent an award with respect to Common Shares, and shall be converted automatically into a restricted stock award with respect to shares of Parent Common Stock as provided below, and Parent shall assume all obligations with respect to the Rollover Company Restricted Shares, subject to the terms of the Company Stock Plans and any agreements evidencing grants thereunder; provided that, at the Effective Time, each Rollover Company Restricted Share shall be converted into the right to receive a number of shares of Parent Common Stock equal to the product of (x) 1.2 multiplied by (y) the number of Common Shares that related to such Rollover Company Restricted Share immediately prior to the Effective Time multiplied by (z) the Exchange Ratio, with such product rounded down to the nearest whole share of Parent Common Stock. Notwithstanding the foregoing or anything to the contrary in any Company Stock Plan or in any award agreement governing any Rollover Company Restricted Share or otherwise (except as may otherwise be agreed to by and between the Parent or, after the Effective Time, the Company, on the one hand, and the holder of the Rollover Company Restricted Share, on the other hand), (A) subject to the holder’s continued employment with Parent or a subsidiary thereof through the applicable vesting date, each Rollover Company Restricted Share shall vest as to (1) one-sixth (1/6) of the shares of Parent Common Stock subject to such Rollover Company Restricted Share on each of the first four anniversaries of the Effective Time and (2) two-sixths (2/6) of the shares of Parent Common Stock subject to each such Rollover Company Restricted Share on the fifth anniversary of the Effective Time and (B) no holder of a Rollover Company Restricted Share shall be entitled to (and no such Rollover Company Restricted Share shall become subject to) any additional or accelerated vesting with respect to such Rollover Company Restricted Share upon a termination of employment of the holder thereof for any reason or no reason.

(f) For purposes of this Section 2.9, the “Exchange Ratio” means the quotient, rounded to the nearest 1/100,000th, determined by dividing the Merger Price by the Parent Share Price, and the “Parent Share Price” shall be equal to the average of the closing prices of the shares of Parent Common Stock on the New York Stock Exchange Composite Transactions Reporting System, as reported in The Wall Street Journal, for the ten (10) trading days immediately preceding the second trading day prior to the Effective Time.

(g) Immediately prior to the Effective Time, all amounts credited to participant accounts and denominated in Common Shares either under the Company’s Deferred Compensation Plan or the Company’s Stock Deferral Plan (each, as amended through the date hereof) (collectively, the “Non-Qualified Account Plans”) or pursuant to individual deferred compensation agreements, shall be converted into the right to receive the Merger Price, based on the number of Common Shares credited to such participant accounts (“Deferred Equity Units”). Such obligation shall vest and be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such Deferred Equity Units and prior to the time of any distribution, such deferred amounts shall be permitted to be deemed invested in another investment option under the applicable agreement, plan or arrangement.

(h) The Company shall take any and all actions with respect to the Company’s Employee Stock Purchase Plan (the “ESPP”) as are necessary to provide that (i) the ESPP shall terminate, effective as of the date hereof and (ii) all cash and Common Shares, if any, held in each participant’s account thereunder, shall be distributed to such participant or such participant’s order as soon as practicable after the date hereof.

(i) The Company agrees to take any and all actions necessary (including the adoption of resolutions by the Company Board and any other action reasonably requested by Parent) to approve and effectuate the actions contemplated by this Section 2.9.

SECTION 2.10 Shareholders’ Meeting.

(a) If required by applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, and Parent shall cause the Company to, in accordance with applicable Law:

(i) duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) as promptly as practicable following the Acceptance Date (or if Purchaser has provided for a subsequent offering period after the Expiration Date in accordance with Section 1.1(b), as promptly as practicable following the expiration of such subsequent offering period) for the purpose of considering and taking action upon this Agreement;

(ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable best efforts (A) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders;

(iii) subject to the fiduciary duties of the Company Board, include in the Proxy Statement the Company Recommendation that shareholders of the Company vote in favor of the approval of this Agreement; and

(iv) include in the Proxy Statement the opinion of Goldman, Sachs & Co. referred to in Section 1.2(a).

(b) Parent agrees that it will vote, or cause to be voted, all of the Common Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger and of this Agreement.

SECTION 2.11 Merger Without Meeting of Shareholders. Notwithstanding Section 2.10, in the event that Parent, the Purchaser or any other subsidiary of Parent shall acquire, in the aggregate, at least 90% of the outstanding Common Shares pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Date without a meeting of shareholders of the Company, in accordance with Section 60.491 of the OBCA.

ARTICLE THREE

DISSENTING SHARES; PAYMENT FOR SHARES

SECTION 3.1 Dissenting Shares. Notwithstanding Section 2.7, if required by Sections 60.551 to 60.594 of the OBCA (but only to the extent required thereby), Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Common Shares in accordance with, and who have complied with, Sections 60.551 to 60.594 of the OBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Price, and holders of such Dissenting Shares will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Sections 60.551 to 60.594 unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal under the OBCA. If after the Effective Time such holder fails to perfect or withdraws or loses his right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Price, without any interest thereon, and the Surviving Corporation shall remain liable for payment of the Merger Price for such Common Shares without any interest. At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under Sections 60.551 to 60.594 of the OBCA and as provided in the previous sentence. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

SECTION 3.2 Payment for Common Shares.

(a) From and after the Effective Time, such bank or trust company as shall be designated by Parent and reasonably acceptable to the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Certificates”) that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 2.7. Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.7 (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each record holder of Certificates that immediately prior to the Effective Time represented Common Shares (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering such Certificates and receiving the Merger Price in respect thereof. Upon the surrender of each such Certificate to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Certificate, in consideration therefor, and such Certificate shall forthwith be cancelled. Until so surrendered, each such Certificate (other than Certificates representing Common Shares held by Parent or the Purchaser, by any wholly owned subsidiary of Parent or the Purchaser or by any wholly owned Subsidiary of the Company or Dissenting Shares) shall represent solely the right to receive the Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person surrendering such Common Shares shall pay to the Paying Agent any transfer or other similar taxes required by reason of the payment of the Merger Price to a Person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

(c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed, and all Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share shall look only to the Surviving Corporation for payment of claims to the Merger Price and may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the Merger Price relating thereto, without any interest thereon.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in return for the payment of the Merger Price relating thereto (subject to applicable abandoned property, escheat and similar laws), as provided in this Article Three.

SECTION 3.3 No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, the Purchaser, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Common Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

SECTION 3.4 Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. Government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 3.2(c).

SECTION 3.5 Certificates; Withholding; Lost Certificates. Until surrendered as contemplated by Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Price. Each of the Surviving Corporation, Parent, the Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Shares, Company Stock Options, Company Restricted Shares, Company RSUs, rights under the ESPP or other Person such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent, the Purchaser or the Paying Agent as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Common Shares, Company Stock Options, Company Restricted Shares, Company RSUs, rights under the ESPP or other Person in respect of which such deduction and withholding was made by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, as the case may be. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate and entry into any other agreements or undertakings required by the Paying Agent, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, a check in the amount of the number of Common Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Price.

SECTION 3.6 Adjustments to Prevent Dilution. In the event that the Company changes the number of Common Shares or securities convertible or exchangeable into or exercisable for Common Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Price shall be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE FOUR

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and the Purchaser that, except (i) to the extent disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2007, the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 1, 2007, and the Company’s Current Report on Form 8-K dated September 20, 2007 (in each case, as such reports have been amended prior to the date hereof but not including any documents filed as exhibits, annexes or schedules thereto or incorporated by reference therein or any risk factors or forward-looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as described in the section of the Company Disclosure Schedule corresponding to the section of this Article Four to which exception is being taken or in another section of the Company Disclosure Schedule to the extent that (1) such other section is reasonably cross-referenced in the section of the Company Disclosure Schedule to which the exception is being taken or (2) the applicability of such disclosure is clearly apparent on its face:

SECTION 4.1 Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of the Company’s Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing or has comparable status under the laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the requisite corporate or similar organizational power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing (or comparable status) necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has provided or made available to Parent and the Purchaser a complete and correct copy of the articles of incorporation and bylaws or comparable organizational documents, each as amended to and in effect as of the date hereof, of the Company and each of its Subsidiaries, and has provided a complete and correct copy of the Rights Agreement.

SECTION 4.2 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 Common Shares and 1,000,000 shares of preferred stock, without par value (“Preferred Shares”). As of the close of business on October 12, 2007, 75,084,510 Common Shares were issued and outstanding, and no Common Shares were held in treasury. Since such time and date, no additional Common Shares have been issued except for exercises of Company Stock Options and stock issuances pursuant to Company RSUs or Company Restricted Shares, in each case, in accordance with their terms and as specifically described in Section 4.2(a) of the Company Disclosure Schedule. The Company has no Preferred Shares issued or outstanding, and no Preferred Shares are reserved for issuance or otherwise designated as a series or class other than 125,000 shares of Series B No Par Preferred Shares reserved under the Rights Agreement. No Common Shares are reserved for issuance other than 13,670,943 Common Shares reserved for issuance pursuant to the Company Stock Plans (consisting of 10,286,185 shares subject to outstanding Company Stock Options, 34,492 Common Shares subject to outstanding Company RSUs, and 3,350,266 shares available for future grants), 772,314 Common Shares reserved for issuance pursuant to the ESPP, an indeterminate number of Common Shares reserved for issuance in connection with conversions of the Company’s outstanding 1.625% Senior Convertible Notes due 2012 into Common Shares (the “Notes”), which are convertible into Common Shares on the terms described in Section 4.2(a) of the Company Disclosure Schedule (provided, however, that the Company has the right under the indenture governing the Notes to settle any and all conversion obligations with respect to the Notes entirely in cash instead of in Common Shares), 13,017,092 Common Shares reserved for issuance in connection with the OTC Convertible Note Hedges and Warrant Transaction (consisting of 10,413,674 shares with respect to the Confirmation of OTC Warrant Transaction between the Company and Merrill Lynch Financial Markets, Inc., dated as of June 29, 2007, and 2,603,418 shares with respect to the Confirmation of OTC Warrant Transaction, dated June 29, 2007, between the Company and Citibank, N.A., dated as of June 29, 2007). Section 4.2(a) of the Company Disclosure Schedule sets forth (i) as of the close of business on October 8, 2007 the holders of all outstanding Company Stock Options, Company Restricted Shares and Company RSUs and the number, vesting schedules, exercise prices (where applicable), and expiration dates of each grant to such holders and (ii) all exercises of Company Stock Options and issuances of Common Shares pursuant to the settlement of Company RSUs and the vesting of Company Restricted Shares from the close of business on October 8, 2007 through the close of business on October 12, 2007. Since October 8, 2007, no additional warrants, Company Stock Options, Company Restricted Shares or Company RSUs have been issued or granted. All the outstanding Common Shares are, and all Common Shares that may be issued pursuant to the exercise of outstanding warrants and Company Stock Options, the vesting of Company Restricted Shares and the settlement of Company RSUs will, when issued in accordance with the respective terms of the applicable warrants, Company Stock Options, Company Restricted Shares and Company RSUs, be, duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness having voting rights (or, other than the Notes, convertible into securities having such rights) of the Company or any of its Subsidiaries (“Voting Debt”), whether issued by the Company, any of its Subsidiaries or any other Person, issued and outstanding. Except for the warrants listed in this Section 4.2 and the Company Stock Options, Company Restricted Shares and Company RSUs set forth on Section 4.2(a) of the Company Disclosure Schedule, there are no options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as provided in award agreements relating to Company Stock Options, Company Restricted Shares, or Company RSUs as they relate to using Common Shares to pay income taxes, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Common Shares or other capital stock of the Company or any of its Subsidiaries. No Subsidiary of the Company owns any capital stock of the Company.

(b) Section 4.2(b) of the Company Disclosure Schedule lists all the Subsidiaries of the Company, whether consolidated or unconsolidated. Section 4.2(b) of the Company Disclosure Schedule also sets forth the jurisdiction of organization and percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries. All outstanding shares of capital stock in each Subsidiary: (i) are owned, directly or indirectly, by the Company; (ii) have been validly issued and are fully paid and non-assessable; (iii) are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”); and (iv) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as currently conducted. Other than the Subsidiaries of the Company, the Company does not own or control, directly or indirectly, a 5% or greater equity interest in any Person.

(c) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

SECTION 4.3 Authority Relative to this Agreement and Related Matters. The Company has all necessary corporate power and authority to execute and deliver this Agreement and (subject, if required, to receipt of the Company Shareholder Approval) to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the Company Shareholder Approval, if required, and the filing of the Articles of Merger in each case pursuant to the requirements of the OBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Parent and the Purchaser, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought. If required, the affirmative vote of the holders of a majority of the outstanding Common Shares in favor of approval of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any capital stock of the Company or any Subsidiary of the Company necessary to approve this Agreement and the transactions contemplated hereby, including the Merger. The Company has taken all appropriate actions so that the restrictions on business combinations contained in Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA or any other Takeover Laws will not apply with respect to or as a result of the Offer, this Agreement or the transactions contemplated hereby, including the Merger, and that no further action on the part of the shareholders or the Company Board is required to effect such non-application of Sections 60.801 through 60.816 and 60.825 through 60.845 of the OBCA or application of any other Takeover Laws of any jurisdiction that may purport to be applicable to the Offer, this Agreement or the transactions contemplated hereby. No other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger or the transactions contemplated by this Agreement.

SECTION 4.4 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby will (i) conflict with or violate the articles of incorporation or bylaws of the Company or the comparable organizational documents of any of its Subsidiaries; (ii) assuming that all Consents described in Section 4.4(b) have been obtained and, if required, the Company Shareholder Approval is received, conflict with or violate any federal, state, local, foreign or supranational law, common law, case law, statute, ordinance, code, rule, regulation, order, judgment, decree, stipulation, writ, injunction, award, permit or license (collectively, “Law”) applicable to the Company or any of its Subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected; or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or affected (any of the foregoing referred to in clause (ii) above or this clause (iii) being a “Company Violation”), other than, in the case of clause (ii) or clause (iii) above, any such Company Violations that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Other than (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any applicable foreign antitrust filings, (ii) the requirements of the Exchange Act and any applicable state securities, “blue sky” or takeover Law (including the filing of the

Schedule 14D-9 in connection with the Offer and the Proxy Statement), (iii) the appropriate applications, filings and notices to, and approval of, the NYSE and (iv) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, none of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby does or will require any material consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any domestic, foreign or supranational government or subdivision thereof, administrative, governmental or regulatory authority, agency, commission, tribunal or body or self-regulatory organization (each a “Governmental Entity”).

SECTION 4.5 SEC Reports and Financial Statements.

(a) The Company has filed (or furnished, as applicable) with the SEC all forms, reports, schedules, registration statements, proxy statements, certifications and other documents required to be filed (or furnished, as applicable) by the Company or its directors and executive officers (in their capacity as such) with the SEC since June 1, 2003 (as they have been amended since the time of their filing, and including any documents filed as exhibits, annexes or schedules thereto, collectively, the “Company SEC Reports”) and complete and correct copies of all such Company SEC Reports are available to Parent through public sources. As of their respective dates, the Company SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) complied as to form in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (and the rules and regulations of the SEC promulgated thereunder) (the “Securities Act”) applicable, as the case may be, to such Company SEC Reports, and none of the Company SEC Reports so filed or furnished or that will be filed or furnished subsequent to the date of this Agreement contained or will contain, as of the date of filing and of any amendment or supplement and, in the case of any proxy statement, at the date mailed to shareholders and at the date of the meeting, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements (including all related notes and schedules) of the Company included in the Company SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and presented fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the dates or for the periods presented therein. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

(b) None of the preliminary or final offering memoranda or any amendments or supplements thereto, including exhibits, financial statements and schedules thereto and any documents incorporated therein by reference, or any related documents (including final pricing term sheets) or written communications concerning the solicitation, purchases of or offering of the Notes (the “Notes Disclosure Package”) as of the time of pricing, as of the dates delivered to any potential or actual purchasers or offerees and as of June 29, 2007 included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements, together with the related schedules and notes, included in the Notes Disclosure Package (i) presented fairly in all material respects the financial position of the Company and its consolidated subsidiaries at the dates indicated and the results of operations, changes in shareholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified and (ii) were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved. The supporting schedules, if any, included in the Notes Disclosure Package presented fairly in accordance with GAAP the information required to be stated therein, and the selected financial data and the summary financial information included in the Notes Disclosure Package presented fairly in all material respects the information shown therein and were compiled on a basis consistent with that of the audited financial statements included in the Notes Disclosure Package. The Company has heretofore made available to Parent a complete and correct copy of the Notes Disclosure Package (other than final pricing term sheets and any other written communications concerning the solicitation, purchases of, or offering of the Notes that are not within the possession of the Company). The solicitation, issuance, and sale of the Notes complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act including with respect to qualifying for the exemptions from registration provided for in Section 4(2) of the Securities Act.

(c) Since the enactment of the Sarbanes-Oxley Act of 2002, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, as amended, and related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act of 2002”).

(d) There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act of 2002, neither the Company nor any of its Subsidiaries has made any loans to any executive officer or director of the Company or any of its Subsidiaries.

(e) The management of the Company (i) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is timely accumulated and communicated to the individuals responsible for the preparation of the Company’s filings with and submissions to the SEC and all other public disclosure documents within the time periods specified in the rules and forms of the SEC and sufficiently in advance of the date on which filings or submissions are required to be made to allow timely decisions to be made regarding required disclosures; (ii) has established and maintains internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) to ensure the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including without limitation such policies and procedures specified in Rule 14a-15(f)(1)-(3) of the Exchange Act; and (iii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A summary of any and all disclosures made by management to the Company’s auditors and audit committee has previously been made available to Parent. To the Company’s knowledge, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 when next due.

(f) Since June 1, 2003, (i) neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

SECTION 4.6 Undisclosed Liabilities; Absence of Certain Changes.

(a) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for (i) liabilities and obligations that are reflected in the balance sheet of the Company as of September 1, 2007 (the “Company Balance Sheet”) or disclosed in the notes thereto and (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 1, 2007 that, in each case, are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company and its Subsidiaries (other than those reflected in the Company Balance Sheet or disclosed in the notes thereto), reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company and its Subsidiaries (including liabilities under escheat and similar Laws).

(b) Since May 26, 2007, (i) there has not been any Material Adverse Effect on the Company or any change, effect, event, occurrence or state of facts that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) the businesses of the Company and each of its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice and (iii) there has not been any action taken by the Company or any of its Subsidiaries during the period from May 26, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of any of Sections 6.1(b)(i), (iv) (other than regular quarterly cash dividends consistent with past practice), (v), (vii)(A), (viii), (ix)((A), (B), (D), (E) or (F)), (xiv), (xv), (xix) or (xx) or Section 6.1(b)(vi) as it applies to the Company’s directors and officers (of the level of Vice President or higher) or the Company’s employees generally or the Company’s (or any of its Subsidiaries’) employees within any specified geographical region; provided that with respect to Section 6.1(b)(vi)(D), this representation and warranty shall not be so limited but shall apply to any employee).

SECTION 4.7 Environmental Matters.

(a) The business and operations of the Company and its Subsidiaries and their respective predecessors have been and are being conducted in compliance in all respects with all applicable Environmental Laws; the Company and its Subsidiaries have obtained all Governmental Permits relating to Environmental Laws necessary for the operation of their businesses; and all such Governmental Permits are in full force and effect and the Company and its Subsidiaries are in compliance with such permits, except, in the case of each of the foregoing, for such events or circumstances as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries has received notice of, or, to the knowledge of the Company, is subject to, any investigation by, order from or claim by any Person (including any Governmental Entity or prior owner or operator of any of the Company Property) respecting (i) any Environmental Law, (ii) any remedial action or (iii) any claim arising from a Release or threatened Release except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is subject to or has been served with any judicial or administrative proceeding, order, judgment or decree, or entered into a settlement alleging or addressing a violation of or liability under any Environmental Law, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) Neither the Company nor any of its Subsidiaries has (i) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent; (ii) filed a notice pursuant to Section 103(c) of CERCLA; or (iii) filed any notice under any applicable Environmental Law reporting a violation of any applicable Environmental Law. There is not now with respect to the operations of the Company or any of its Subsidiaries, nor to the knowledge of the Company has there ever been, on or in any Company Property: (A) any Release, (B) any treatment, recycling, disposal or storage, other than short term storage prior to removal by a licensed transporter for off-site disposal, of any Contaminant, (C) any underground storage tank or surface impoundment or landfill or waste pile or (D) any event, condition or circumstance that could give rise to liability under any applicable Environmental Law, except, in the case of each of the foregoing, for such events which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No amount of any Contaminant is present in, on or under any real property that has given rise to or, to the knowledge of the Company, could reasonably be expected to give rise to, liability on behalf of the Company or any of its Subsidiaries under any applicable Environmental Law, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

(c) There is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in the Company’s operations in pigments, hydraulic oils, electrical transformers or other equipment except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(d) There is no asbestos contained in or forming part of any building, structure or asset currently owned or leased by the Company or any of its Subsidiaries (or by any Person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law) and there is no asbestos or silica contained in or forming part of any products currently or previously manufactured, distributed or sold by the Company or any of its Subsidiaries (or by any Person or entity whose liability the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of Law). To the knowledge of the Company, the presence and condition of any asbestos-containing material or presumed asbestos-containing material which is on or part of any Company Property presently owned, leased or operated by the Company or any of its Subsidiaries, as currently configured and operated do not materially violate any currently applicable Environmental Law.

(e) Except for any such material documents that are publicly available from any Governmental Entity (all of which to the Company’s knowledge are listed or described on Section 4.7(e) of the Company Disclosure Schedule), the Company has delivered to Parent, or provided Parent with access to, a complete and accurate copy of all material documents (whether in hard copy or electronic form) that contain any environmental reports, environmental investigations and environmental audits relating to the business and operations of the Company and its subsidiaries, including the Company Property (whether conducted by or on behalf of the Company or any Subsidiary, or a third party, and whether done at the initiative of the Company or any Subsidiary, or directed by a Governmental Entity or other third party) which the Company or any Subsidiary has possession of or access to.

(f) For purposes of this Section:

(i)   “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC §9601 et seq., as amended, and any regulations promulgated thereunder.

(ii)   “Company Property” means any real property, plant, building or facility now or previously owned, leased, used or operated by the Company, any of its present or former Subsidiaries or any of their respective predecessors.

(iii)   “Contaminant” means any pollutant, hazardous or toxic substance or waste (including without limitation asbestos), petroleum, petroleum-based substance, special waste, hazardous material or any constituent of any such substance, waste or material, in each case to the extent regulated by Environmental Law, and including without limitation hazardous waste or hazardous substance, as those terms are defined under CERCLA, RCRA or any other Environmental Law.

(iv) “Environmental Law” means all foreign, federal, state and local Laws relating to or addressing the environment or health and safety, including but not limited to CERCLA and RCRA and any foreign or state equivalent thereof.

(v) “RCRA” means the Resource Conservation and Recovery Act, 42 USC §6901 et seq., as amended, and any regulations promulgated thereunder.

(vi) “Release” means release, spill, escape, emission, leaking, pumping, pouring, emptying, leaching, dumping, injection, deposit, disposal or discharge of a Contaminant into the environment, including through or in the air, soil, surface water or groundwater.

SECTION 4.8 Compliance with Applicable Laws.

(a) Each of the Company and its Subsidiaries holds all material Governmental Permits, and no Person or entity other than the Company or a Subsidiary thereof owns or has any proprietary, financial or other interest (direct or indirect) in any of the material Governmental Permits. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of the Governmental Permits, and all such Governmental Permits are in full force and effect in all material respects. No suspension or cancellation of any of the Governmental Permits is pending or, to the knowledge of the Company, threatened. The businesses and operations of the Company and its Subsidiaries and their respective predecessors have been and are being conducted in compliance in all material respects with all Laws. Neither the Company nor any Subsidiary has conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Company or Subsidiary policy by any director, officer or employee. To the knowledge of the Company, neither the Company nor any Subsidiary (nor any of their respective directors, officers, employees, agents, representatives or distributors) has been or is the subject of any investigation by any Governmental Entity.

(b) Neither the Company, any of its Subsidiaries nor any of their respective predecessors, nor any of their respective directors, officers, employees nor, to the knowledge of the Company, consultants, joint venture partners, agents, representatives or any other Person associated with or acting on their behalf, have directly or indirectly (1), made, promised, offered, or authorized (i) any unlawful payment or the unlawful transfer of anything of value, directly or indirectly, to any government official, employee or agent, political party or any official of such party, or political candidate, or (ii) any unlawful bribe, rebate, influence payment, kickback or similar unlawful payment, or (2) violated the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction outside the United States.

(c) The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all United States and foreign import and export control Laws and regulations, including but not limited to statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls,

United States Department of the Treasury (collectively, the “Export Control Laws”). Except as disclosed in writing to the Parent prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, other communication since January 1, 2002 that alleges that the Company or any Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws. Without limiting the foregoing:

(i) The Company and each of its Subsidiaries has obtained all material export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (A) the export and reexport of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(ii) The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable Export Approvals;

(iii) There are no pending or, to the Company’s knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(iv) To the Company’s knowledge, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that may give rise to any future claims; and

(v) To the knowledge of the Company, no Export Approvals for the transfer of export licenses to Parent or the Surviving Corporation are required, or such Export Approvals can be obtained expeditiously without material cost.

SECTION 4.9 Material Contracts.

(a) Except as set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2007 and as permitted pursuant to Section 6.1, neither the Company nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness by the Company or any of its Subsidiaries in an amount in excess of $1,000,000 in the aggregate, including any such agreement which contains provisions that restrict, or may restrict, the conduct of business of the issuer thereof as currently conducted (collectively, “Instruments of Indebtedness”); (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of the Company or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of the Company and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries, is or would be conducted, or any non-competition or exclusive dealing agreement, or any other agreement or obligation of the type described in (A) or (B) of this clause (iii) which following the Closing would purport to apply to Parent or any of its Affiliates other than the Company and its Subsidiaries; (iv) any agreement providing for the indemnification, in excess of $2,000,000, by the Company or a Subsidiary of the Company of

any Person other than standard form indemnity provisions in agreements with customers of the Company or any of its Subsidiaries entered into in the ordinary course of business consistent with past practice; (v) any joint venture or partnership agreement; (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business; (vii) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of the Company or any of its Subsidiaries; (viii) any collective bargaining agreement; (ix) any agreement material to the Company and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property; (x) any agreements pursuant to which the Company or any of its Subsidiaries leases any material real property or leases any material real property to third parties; (xi) any contract or agreement material to the Company and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of the Company or its Subsidiaries; (xii) any contract relating to the supply of any material item used by the Company or a Subsidiary that is a sole source of supply; (xiii) any contract or other agreement entered into since January 1, 1997 with respect to the acquisition or divestiture of all or any portion of a business; or (xiv) any other contract or other agreement not made in the ordinary course of business consistent with past practice that (A) is not within any of the other categories described in this Section 4.9(a) but is material to the Company and its Subsidiaries taken as a whole, (B) would reasonably be expected to result in revenues, receipts, liabilities or expenditures, or otherwise involve an amount, in excess of $5,000,000 per year or (C) would reasonably be expected to materially delay or prevent the consummation of the Offer, the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations set forth in the exhibit index of the Company’s Annual Report on Form 10-K for the fiscal year ended May 26, 2007 and the agreements, contracts and obligations listed in clauses (i) through (xiv) being referred to herein as “Company Material Contracts”). None of the Company Material Contracts contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party. Section 4.9(a) of the Company Disclosure Schedule sets forth as of the date hereof all of the Company Material Contracts. True, correct and complete copies of each Company Material Contract have been made available to Parent.

(b) Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and, to the knowledge of the Company, any other party thereto, and each Company Material Contract is in full force and effect. Neither the Company nor any of its Subsidiaries is in breach or default under any Company Material Contract or is aware of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company. Neither the Company nor any Subsidiary of the Company knows of, or has received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any Company Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company.

(c) There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. “Indebtedness” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, prepayment penalties, fees and premiums) of such Person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with GAAP), (v) in respect of letters of credit and bankers’ acceptances, (vi) under interest rate or currency swap or other derivative or hedging instruments and transactions (valued at the termination value thereof), (vii) secured by any Lien on property or assets owned by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under any sale and lease back transaction, agreement to repurchase securities sold or other similar financing transaction and (ix) in the nature of guarantees of the obligations described in clauses (i) through (viii) above of any other Person.

SECTION 4.10 Litigation. There are no suits, claims involving an amount in excess of $100,000, actions, arbitrations, alternative dispute resolution actions, proceedings or investigations (whether civil, criminal, administrative or otherwise) pending or, to the knowledge of the Company, threatened, against (or naming as a party thereto) the Company or any of its Subsidiaries or any of their respective properties or assets (or to the Company’s knowledge, any director or officer of the Company or any of its Subsidiaries in such capacity as director or officer). Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding orders, writs, injunctions or decrees that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 4.11 Information. None of the information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9 and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser in writing specifically for inclusion in the Proxy Statement.

SECTION 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all Employee Benefit Arrangements (other than Employment Agreements that are not Material Employment Agreements).

(b) With respect to each Plan (other than Employment Agreements that are not Material Employment Agreements), the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any. The Company has delivered or made available to Parent a true, correct and complete copy of each Material Employment Agreement. Except as specifically provided in the foregoing documents delivered to Parent, there are no amendments to any Plan or Material Employment Agreement that have been adopted or approved, nor has the Company or any of its Subsidiaries committed to make any such amendments or to adopt or approve any new Plan or Material Employment Agreement.

(c) Section 4.12(c) of the Company Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, or there is pending, or time remaining in which to file, an application for such a determination letter, and the Company knows of no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust and which would not be correctible under the Employee Plans Correction Resolution System without material cost to the Company and its Subsidiaries. Section 4.12(c) of the Company Disclosure Schedule identifies each trust funding to any Plan which is intended to meet the requirements of Code Section 501(c)(9), and each such trust meets such requirements and provides no disqualified benefits (as such term is defined in Code Section 4976(b)).

(d) All contributions required to be made to any Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full. Each Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(e) With respect to each Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws applicable to such Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(f) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g) No Employee Benefit Arrangement is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(h) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Effective Time. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA, premiums for which are either paid by the employee or other qualified beneficiary or are not, in the aggregate, material. There has been no communication to employees by the Company or any of its Subsidiaries which could reasonably be interpreted to promise or guarantee such employees’ retiree health or life insurance or other retiree death benefits on a permanent basis.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan, Material Employment Agreement or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Plan or Material Employment Agreement provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

(k) None of the Company, its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Plans or their related trusts, the

Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) There are no pending or, to the knowledge of the Company, threatened claims (other than claims for benefits in the ordinary course of business consistent with past practice), lawsuits or arbitrations which have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any Multiemployer Plan, any Plan, any participant in a Plan, or any other party.

(m) All Employee Benefit Arrangements subject to the Law of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all necessary requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(n) Each Company Stock Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (iii) has a grant date identical to the date on which the Company Board or its Compensation Committee actually awarded such Company Stock Option and (iv) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s Tax Returns and the financial statements included in the Company SEC Reports.

(o) Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) (a “Nonqualified Deferred Compensation Plan”) and any award thereunder has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive and Final Regulations Sections 1.409A-1 through 1.409A-6 inclusive (collectively, the “409A Authorities”). No Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (“AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of AJCA after October 3, 2004, based upon a good faith, reasonable interpretation of AJCA and the 409A Authorities.

SECTION 4.13 Labor Matters.

(a) No employees of the Company or of any of its Subsidiaries are represented by any labor union or any collective bargaining organization, no labor union or collective bargaining organization or group of employees of the Company or any of its

Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s knowledge, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s knowledge as of the date hereof no fact or event exists that is likely to cause any of the representation set forth in this Section 4.13 to be untrue on or before the Effective Time.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, with respect to employees of and service providers of the Company: the Company complies and has complied in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such Law respecting employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements (including OSHA), and no claims or investigations are pending or, to the Company’s knowledge, threatened with respect to such Law, either by private individuals or by governmental agencies; and all United States employees are at will.

(c) To the Company’s knowledge, it is not, nor has it been, engaged in any unfair labor practice within the past four (4) years. There is not now, nor has there been within the past four (4) years, any unfair labor practice complaint against the Company pending or, to the Company’s knowledge, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers’ council, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d) No material grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships (involving more than one employee) is pending, and no claims therefor exist or have, to the Company’s knowledge, been threatened; no labor strike, lock-out, slowdown, or work stoppage is pending or, to the Company’s knowledge, threatened against or directly affecting the Company; and, to the Company’s knowledge, no fact or event exists that is likely to cause any of the representations set forth in this Section 4.13 to be untrue on or before the Effective Time.

(e) All Persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of Law to be so classified, and the Company has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

SECTION 4.14 Intellectual Property.

(a) Set forth on Section 4.14(a) of the Company Disclosure Schedule is a list of all patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations and mask works registration applications, both domestic and foreign, that are owned by the Company or any of its Subsidiaries. The items set forth on Section 4.14(a) of the Company Disclosure Schedule and all other computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, that are owned by the Company or any of its Subsidiaries are referred to as the “Owned Intellectual Property.” The Company and its Subsidiaries own all right, title and interest in and to the Owned Intellectual Property validly and beneficially, free and clear of all material Liens, with the sole and exclusive right to use the same, subject to those licenses granted to others by the Company or any of its Subsidiaries and listed on Section 4.14(b) of the Company Disclosure Schedule.

(b) Set forth on Section 4.14(b) of the Company Disclosure Schedule is a list of (i) all material licenses and assignments and other transfers of rights or interests in or to Owned Intellectual Property granted to others by the Company or any of its Subsidiaries, other than “shrinkwrap” license agreements, and (ii) all licenses, assignments and other transfers of rights or interests in or to patents, patent applications, trademark registrations and trademark applications, service mark registrations and service mark applications, certification mark registrations and certification mark applications, copyright registrations and copyright registration applications, domain names, mask works registrations, mask works registration applications, computer software, trade secrets, trademarks, trade names, service marks, certification marks, copyrights, know-how, methods, processes, procedures, apparatus, equipment, industrial property, discoveries, inventions, patent disclosures, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information, whether foreign or domestic, granted to the Company or any of its Subsidiaries by others, other than as granted pursuant to the Company’s or its Subsidiaries’ provision of products or services in the ordinary course of business or “shrinkwrap” license agreements (such items in this clause (b) (ii), “Licensed Intellectual Property,” and, together with the Owned Intellectual Property, the “Intellectual Property”). None of the material Intellectual Property is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions contemplated by this Agreement.

(c) To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any Intellectual Property. The Intellectual Property constitutes all the intellectual property necessary or appropriate to conduct the businesses of the Company and its Subsidiaries as presently conducted in all material respects, and upon consummation of the transactions contemplated by this Agreement, Parent and its Subsidiaries shall (i) have good, valid and unencumbered title to all Owned Intellectual Property and (ii) have valid right to use all Licensed Intellectual Property to the same extent such Licensed Intellectual Property and Owned Intellectual Property are currently used in the businesses of the Company and its Subsidiaries.

(d) The current and past manufacture, sale, offer for sale, importation and use by the Company, its Subsidiaries and each of their respective predecessors of trademarks, service marks, certification marks, domain names, products, services and processes do not (and have not) infringe, misappropriate, violate, dilute or constitute the unauthorized use of any copyright, trade secret, patent, trademark, tradename or other intellectual property right of any Person, and neither the Company nor any of its Subsidiaries has received or has knowledge of any claim, complaint, threat, assertion, allegation or invitation to license to the contrary. No claim has been asserted, or to the knowledge of the Company, threatened by any Person against the Company or any of its Subsidiaries (i) relating to the use of any Intellectual Property or any other intellectual property right or (ii) challenging the ownership, scope, validity or enforceability of any Intellectual Property. To the knowledge of Company, all items set forth on Section 4.14(a) of the Company Disclosure Schedule are valid, enforceable and subsisting.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) no Owned Intellectual Property is subject to any Law or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries is subject to any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, except indemnities agreed to in the ordinary course of business consistent with past practice in connection with the sale, delivery or transfer of the Company’s or such Subsidiary’s products and services or included as part of the Company’s or such Subsidiary’s license agreements, and (iii) the Company or its Subsidiaries have the exclusive right to file, prosecute and maintain all applications and registrations with respect to all Owned Intellectual Property.

(f) The Company and each of its Subsidiaries has the right to use all trade secrets, customer lists, hardware designs, programming processes, databases, software and other information required for its products, services or its business as presently conducted or contemplated. The Company and each of its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, to the knowledge of the Company, (i) all employees and consultants of the Company or any of its Subsidiaries involved in the design, review, evaluation, development, implementation or support of services or products of the Company or any of its Subsidiaries or the creation or development of any Intellectual Property have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of the Company’s or its Subsidiaries’ trade secrets and other confidential information and to vest in the Company or its Subsidiaries exclusive ownership of such Intellectual Property and (ii) no trade secret or other confidential information of the Company or any of its Subsidiaries are part of the public domain or knowledge or has been misappropriated by any Person having an obligation to maintain such trade secret or other confidential information in confidence for the Company or any of its Subsidiaries.

(g) No Intellectual Property of the Company or any of its Subsidiaries or product, technology or service of the Company or any of its Subsidiaries is subject to any inter partes proceeding or outstanding decree, order, judgment, settlement agreement or stipulation to which the Company is a party that restricts in any manner the use, transfer or licensing thereof by the Company or such Subsidiary.

SECTION 4.15 Taxes.

(a) The Company and each of its Subsidiaries has filed all federal, state, local and foreign income Tax Returns required to be filed by it, and all other material Tax Returns required to be filed by it. All such Tax Returns were true, correct and complete in all material respects. The Company and each of its Subsidiaries has paid or caused to be paid all material Taxes in respect of the periods covered by such Tax Returns. The 2007 Financial Statements of the Company reflect an adequate reserve in accordance with GAAP for all Tax liabilities of the Company and its Subsidiaries through the date thereof. Each of the Company and its Subsidiaries has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, shareholder or other third party. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return, other than for automatic extensions that do not require the affirmative consent of the taxing authority. There are no material security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure to pay any Tax. There is no claim or dispute concerning any material Tax liability of the Company or its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiaries has knowledge based on personal contact with any agent of such authority. No issue has been raised in writing in any examination by any authority with respect to the Company or any Subsidiary which, by application of similar principles, reasonably could be expected to result in a proposed material increase in Tax, in excess of that provided for in any reserve for Taxes, for any other period not so examined. All income Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries through the year ended May 31, 2003 have been examined by the IRS or other appropriate taxing authority and the examination concluded, or are Tax Returns with respect to which the period during which any assessments may be made by the IRS or other appropriate taxing authority has expired (taking into account any extension or waiver thereof). All material deficiencies and assessments asserted as a result of such examinations or other audits by federal, state, local or foreign taxing authorities have been paid, fully settled or adequately provided for in the Company’s financial statements, and no issue or claim has been asserted in writing for material Taxes by any taxing authority for any prior period, other than those heretofore paid, fully settled or adequately provided for in the Company’s financial statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income Tax purposes (except for the group of which the Company is the common parent), (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferor or successor, by contract or otherwise, or (iii) is a party to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature involving a material amount of Taxes that remains in effect. Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement (or will constitute such a corporation in the two (2) years prior to the Effective Time) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries is required, or has been required, to make any disclosure to the IRS with respect to a “listed transaction” pursuant to Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of other applicable Law. The Company and its Subsidiaries have made all necessary disclosures required by Treasury Regulation Section 1.6011-4 and any similar provision of other applicable Law, and neither the Company nor any of its Subsidiaries have been participants in a transaction described in Treasury Regulation Section 1.6011-4(b)(2), 1.6011-4(b)(3) or 1.6011-4(b)(4) or any similar provision of other applicable Law. The Company and each of its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement penalty under Code Section 6662 or a material amount of penalty under any similar provision of other applicable Law, and are in possession of supporting documentation as may be required under any such provision. None of the Company’s foreign Subsidiaries has been a member of any group that has filed a combined, consolidated or unitary Tax Return, other than such Tax Returns for which the period of assessment has expired (taking into account any extension or waiver thereof). None of the Company’s foreign Subsidiaries is (1) engaged in a United States trade or business for United States federal income tax purposes or (2) a “passive foreign investment company” (within the meaning of Section 1297 of the Code).

(b) For purposes of this Agreement, the terms “Tax” or “Taxes” mean all taxes, charges, fees, levies or other assessments, including, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term “Tax Return” means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes and any amendment or supplement thereto.

SECTION 4.16 Insurance. Each of the Company and its Subsidiaries maintain all forms of insurance as are reasonable and customary in amount and scope for companies in the industry in which they operate. Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefor shall) be kept in full force and effect by the Company through the Effective Time. All such policies are sufficient for compliance in all material respects with all requirements of Law and with all requirements under all contracts to which the Company or a Subsidiary is a party or otherwise bound or other obligations to which the Company and its Subsidiaries is subject, including any indemnities or guaranty obligations. All premiums with respect thereto due and payable on or prior to the Effective Time have been paid or will be paid prior to the Effective Time, and no written (or to the knowledge of the Company other) notice of cancellation or termination has been received with respect to any such policy.

SECTION 4.17 Relationships with Customers, Suppliers, Distributors and Sales Representatives. The Company has not received any written (or to the knowledge of the Company, other) notice that any material customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise materially and adversely modify or not renew its relationship with the Company or any Subsidiary, and, to the Company’s knowledge, no such action has been threatened. Schedule 4.17 of the Company Disclosure Schedule sets forth all suppliers of the Company or any of its Subsidiaries who are the sole source of such supply (other than public utilities).

SECTION 4.18 Rights Agreement. The Company has amended the Rights Agreement so that (a) Parent and the Purchaser are each exempt from the definition of “Acquiring Person” contained in the Rights Agreement, and no “Stock Acquisition Date” or “Distribution Date” or “Section 11(h) Event” or “Section 13 Event” (as such terms are defined in the Rights Agreement) will occur as a result of the execution or delivery of this Agreement, the making of the Offer, the acquisition of Common Shares pursuant to the Offer or the consummation of the Merger and the other transactions contemplated by this Agreement and (b) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time. The Rights Agreement, as so amended, has not been further amended or modified. True and complete copies of all such amendments to the Rights Agreement have been made available to Parent.

SECTION 4.19 Product Liability. To the knowledge of the Company, (i) there are no material defects in the design, materials or manufacturing of any product now or previously sold by the Company or any of its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has initiated a recall of any of the products directly or indirectly sold or distributed by them or the Company; and (iii) there is no fact relating to any product of the Company or any Subsidiary that could reasonably be expected to impose a duty on the Company to recall any product or warn customers of a defect; and neither the Company nor any of its Subsidiaries has received any written, oral, or other notice of a claim alleging a material design, material or manufacturing defect in or strict liability with respect to any product sold by the Company or any of its Subsidiaries, in each case, excluding any and all requests for product returns in the ordinary course of business which have not had and are not expected to result in any material liability to the Company and its Subsidiaries.

SECTION 4.20 Brokers. Except for the engagement of Goldman, Sachs & Co., none of the Company, any of its Subsidiaries, nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. The Company has previously provided to Parent a copy of the Company’s engagement letter with Goldman, Sachs & Co., as amended or modified, and any related agreements.

SECTION 4.21 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co. to the effect that, as of October 13, 2007, the consideration to be received by the holders of Common Shares (other than Parent and its Affiliates) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. After Goldman, Sachs & Co. has confirmed such opinion in writing, a copy thereof shall be made available to Parent for informational purposes only.

SECTION 4.22 Property. The Company owns and has good and indefeasible title to all of its owned real property and good title to all its personal property and has valid leasehold interests in all of its material leased properties free and clear of all Liens (except for

Permitted Liens) sufficient to conduct their respective businesses as currently conducted. All leases under which the Company or any of its Subsidiaries leases any material real or personal property are valid and effective against the Company or any of its Subsidiaries and there is not, under any of such leases, any existing default by the Company or any of its Subsidiaries, to the Company’s knowledge, the counterparties thereto, or, to the Company’s knowledge, any event, fact or circumstance which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries or, to the Company’s knowledge, the counterparties thereto.

SECTION 4.23 Affiliate Transactions. No executive officer or director of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Common Shares is a party to any contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property, asset (including both tangible and intangible assets and both real property and personal property) or right owned or used by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing since May 22, 2004.

SECTION 4.24 Assets. The Company and each Subsidiary has good, valid and marketable title to, or a valid leasehold interest in, all of the tangible, intangible and other assets, rights and properties used, held for use or purportedly owned by the Company or such Subsidiary (the “Assets”), free and clear of all Liens other than Permitted Liens. The Assets constitute all of the assets, rights and properties necessary for the conduct of the Business substantially in the same manner as presently conducted.

SECTION 4.25 Government Contracts. With respect to each material Government Contract or Bid to which the Company or any Subsidiary is a party, the Company or such Subsidiary has complied with all material terms and conditions and all applicable requirements of Law. Neither the Company nor any Subsidiary has been, nor is it now being, audited or investigated by any Governmental Entity, or the inspector general, auditor general or similar functionary of any Governmental Entity nor, to the Company’s knowledge, has such audit or investigation been threatened relating to any Government Contract or Bid. Neither the Company nor any Subsidiary is or has been, and none of their respective officers, directors or employees is or, to the knowledge of the Company, has been, suspended or debarred from doing business by any Governmental Agency or declared nonresponsible or ineligible for government contracting, and no such suspension or debarment action has been commenced.

SECTION 4.26 14d-10(d). The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, Employment Agreements and other Employee Benefit Arrangements (collectively, the “Arrangements”) to certain holders of Common Shares and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The adoption, approval, amendment or modification of each Arrangement since the discussions relating to the transactions contemplated hereby between the Company and Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and the “safe harbor” provided pursuant to Rule 14d-10(d)(2) is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the compensation committee thereof or its independent directors.

ARTICLE FIVE

REPRESENTATIONS AND WARRANTIES

OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company that, except as described in the section of the Parent Disclosure Schedule corresponding to the section of this Article Five to which exception is being taken or in another section of the Parent Disclosure Schedule to the extent that (1) such other section is cross-referenced in the section of the Parent Disclosure Schedule to which the exception is being taken or (2) the applicability of such disclosure is clearly apparent on its face:

SECTION 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser is a corporation duly organized and validly existing under the laws of the state of Oregon. Each of Parent and the Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted and is duly qualified or licensed to do business, and is in good standing or has comparable status, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not prevent or materially delay the consummation of the Offer or the Merger.

SECTION 5.2 Authority Relative to this Agreement. Parent and the Purchaser have all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and the Purchaser, the performance of their obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby have been duly and validly authorized and approved by the Parent Board, the Purchaser Board and by the sole shareholder of the Purchaser, and no other corporate proceedings on the part of Parent or the Purchaser are necessary to approve or adopt this Agreement or to consummate the transactions contemplated hereby (other than the filing of the Articles of Merger pursuant to the requirements of the OBCA). This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Parent and the Purchaser, enforceable against them in accordance with its terms.

SECTION 5.3 No Conflict; Required Filings and Consents.

(a) None of the execution and delivery of this Agreement by Parent or the Purchaser, the performance by Parent or the Purchaser of their respective obligations hereunder and the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) conflict with or violate their respective certificates or articles of incorporation or bylaws, (ii) assuming that all Consents described in Section 5.3(b) have been made or obtained, conflict with or violate any Law applicable to Parent or the Purchaser, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit, or the creation of any Lien on any of the properties or assets of Parent or the Purchaser (any of the foregoing referred to in clause (ii) or clause (iii) above being a “Parent Violation”) pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent or the Purchaser or any of their respective properties or assets may be bound or affected, other than, in the case of clause (ii) or clause (iii) above, any such Parent Violations that would not reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger.

(b) Other than (i) the filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice of a premerger notification and report form by the Company under the HSR Act and any applicable foreign antitrust filings and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Oregon, none of the execution and delivery of this Agreement by Parent and the Purchaser, the performance by Parent or the Purchaser of their obligations hereunder or the consummation by Parent or the Purchaser of the transactions contemplated hereby does or will require any Consent of any Governmental Entity except for any such Consents, the failure of which to be made or obtained, would not have a material adverse effect on the ability of Parent or the Purchaser to timely consummate the transactions contemplated by this Agreement.

SECTION 5.4 Information. None of the information supplied by Parent or the Purchaser in writing specifically for inclusion or incorporation by reference in the Other Filings will, at the respective times filed with the SEC or other Governmental Entity, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Parent or the Purchaser with respect to statements made therein based on information regarding the Company supplied by the Company in writing specifically for inclusion or incorporation by reference therein.

SECTION 5.5 The Purchaser. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the Effective Time, all of the outstanding capital stock of the Purchaser will be owned indirectly by Parent. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the Purchaser has not and will not have incurred, directly or indirectly, through any Subsidiary or

Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expect to have a material adverse effect on the ability of the Purchaser to timely consummate the transactions contemplated by this Agreement.

SECTION 5.6 Cash Availability. Parent has possession of, or shall have available to it, sufficient funds to consummate the transactions contemplated by this Agreement, and will cause the Purchaser to have sufficient funds available to consummate the Offer and the Merger.

ARTICLE SIX

COVENANTS

SECTION 6.1 Conduct of Business of the Company.

(a) Except as expressly required by this Agreement or otherwise with the prior written consent of Parent, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact the business organization of the Company and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it, including maintaining existing relationships with suppliers, distributors, customers, licensors, employees and others having business relationships with the Company.

(b) Without limiting the generality of the foregoing, and except as otherwise required by this Agreement or as set forth on Section 6.1 of the Company Disclosure Schedule, the Company will not, and will not permit any of its Subsidiaries to, during the period from the date of this Agreement to the Effective Time, without the prior written consent of Parent:

(i) adopt any amendment to its articles of incorporation or bylaws or comparable organizational documents or the Rights Agreement, except as expressly contemplated by this Agreement;

(ii) sell, transfer, dispose of, pledge, hypothecate, grant a security interest in or otherwise encumber any capital stock or other securities owned by it in any of its Subsidiaries;

(iii) (A) issue, reissue or sell, or authorize the issuance, reissuance or sale of (1) shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Shares, pursuant to the exercise of Company Stock Options, vesting of Company Restricted Shares or settlement of Company RSUs, in each case, outstanding on the date hereof in accordance with the terms of such Company Stock Options, Company Restricted Shares or Company RSUs,

as applicable, or (2) any other securities in respect of, in lieu of, or in substitution for, Common Shares outstanding on the date hereof or (B) make any other changes in its capital structure;

(iv) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock except for dividends by any wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(v) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities other than the acquisition of stock by the Company in connection with (A) payment of income tax as provided in award agreements relating to Company Stock Options, Company Restricted Shares, or Company RSUs or (B) forfeiture of Company Restricted Shares;

(vi) (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (whether from the Company or any of its Subsidiaries), (B) pay or award any payment or benefit not required by any existing Employee Benefit Arrangement or Employment Agreement to any officer, director or employee (including the granting of stock options, stock appreciation rights, restricted stock units, shares of restricted stock or performance units pursuant to the Company Stock Plans or otherwise), (C) grant any severance or termination pay to any officer or director of the Company or its Subsidiaries, (D) grant any severance or termination pay to any employee who is not an officer, other than grants of severance or termination pay in the ordinary course of business consistent with past practice that are required by the terms of the Company’s Employee Benefit Arrangements (as such terms and arrangements existed as of May 26, 2007) to such employees whose employment is terminated prior to the Effective Time, (E) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries or (F) establish, adopt, enter into, amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees of the Company or its Subsidiaries (any of the foregoing being an “Employee Benefit Arrangement”), except, in each case, to the extent required by applicable Law or term of any existing Employee Benefit Arrangement (as such terms and arrangements existed as of May 26, 2007) described in the Company Disclosure Schedule as specifically requiring such an action;

(vii) mortgage, encumber, sell, transfer, lease, license or otherwise dispose of, or subject to any material Lien, (A) any assets or property (including Intellectual Property) or securities with a value of $1,000,000 individually or, (B) taking all such matters in the aggregate, assets or property (including Intellectual Property) or securities with a value of $2,000,000, in each case, except pursuant to existing contracts or commitments or the sale of goods in the ordinary course of business consistent with past practice;

(viii) acquire (whether by merger, consolidation, recapitalization, acquisition of stock or assets or any other form of transaction) any corporation, partnership or other business organization or division thereof;

(ix) (A) incur, assume or pre-pay any Indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (including any Indebtedness), (C) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (D) make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, capital contributions or investments between any wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company, (E) vary the Company’s payment, collection or inventory practices in any material respect from the Company’s past practices or (F) cancel or forgive any Indebtedness owed to the Company or any of its Subsidiaries;

(x) (A) other than in the ordinary course of business consistent with past practice, terminate, modify, renew or waive any material provision of any Company Material Contract other than normal renewals of such Company Material Contracts without materially adverse changes, additions or deletions of terms or (B) enter into or renew any agreement, contract, lease, license or other binding obligation of the Company or its Subsidiaries (i) containing (1) any limitation or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to engage in any type of activity or business, (2) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries or, following consummation of the transactions contemplated hereby, all or any portion of the business of Parent or its Subsidiaries, is or would be conducted or (3) any limit or restriction on the ability of the Company or its Subsidiaries or, following completion of the transactions contemplated hereby, the ability of Parent or its Subsidiaries, to solicit customers or employees, (ii) that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the transactions contemplated by this Agreement, (iii) that involves or would reasonably be expected to involve payments in excess of $1,000,000 annually or $2,000,000 in the aggregate over the term of the contract and that is not terminable within thirty (30) days of the Effective Time without payment by Parent or its Subsidiaries or (iv) that, if effective as of the date hereof, would have been listed on Section 4.9(a) of the Company Disclosure Schedule as a Company Material Contract;

(xi) alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to the Company and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(xii) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity (other than customer contracts in the ordinary course of business consistent with past practice) except as required by Law;

(xiii) permit any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payable payee to lapse, be canceled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration;

(xiv) except in the ordinary course of business consistent with past practice, make or change any material Tax elections unless required by applicable Law, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle or compromise any material liability with respect to Taxes, agree to any material adjustment of any Tax attribute, file any material claim for a refund of Taxes or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xv) change in any material respect its Tax or financial accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory financial accounting principles;

(xvi) change in any material respects its investment or risk management or other similar policies (including with respect to hedging) of the Company or any of its Subsidiaries;

(xvii) take any action that is intended or is reasonably likely to result in (a) any of its representations or warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time in any manner that would be reasonably likely to cause the conditions set forth in Annex I or Article Seven to not be satisfied or (b) a violation of any provision of this Agreement, except, in each of the foregoing cases, as may be required by applicable Law;

(xviii) incur any capital expenditures or enter into any agreement obligating the Company or its Subsidiaries to provide for future capital expenditures, except in a manner consistent with the capital expenditures budgeted for in the 2008 Budget previously made available to Parent (provided, however, that in no event shall the aggregate amount of such capital expenditures exceed $5,000,000 as measured from the date of this Agreement to the Effective Time);

(xix) waive, release, assign, initiate, pay, discharge, settle or compromise any pending or threatened claim, action, litigation, arbitration or proceeding other than (A) in the ordinary course of business consistent with past practice, (B) for solely money damages not in excess of $25,000 individually or $50,000 in the aggregate and (C) as would not be reasonably likely to have any adverse impact on any other pending or potential claims, actions, litigation, arbitration or proceedings;

(xx) change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable; or

(xxi) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 6.1.

SECTION 6.2 No Solicitation.

(a) The Company agrees that neither the Company nor any of its Subsidiaries shall, and that the Company shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage, or take any other action to facilitate, any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a Takeover Proposal, (ii) have any discussion with or provide any information or data to any Person relating to a Takeover Proposal or engage in any negotiations concerning a Takeover Proposal (except solely to inform a Person who has made an unsolicited request or approach of the existence of this Section 6.2), (iii) make or authorize any statement, recommendation or solicitation in support of any Takeover Proposal or (iv) enter into any letter of intent, arrangement, understanding or agreement regarding any Takeover Proposal.

For purposes of this Agreement, a “Takeover Proposal” means any proposal or offer from any Person (other than from Parent and its Affiliates) relating to (A) any direct or indirect acquisition or purchase of (1) assets of the Company and its Subsidiaries (including interests in Subsidiaries) that generate 15% or more of the net revenues or net income, or that represent 15% or more of the total assets, of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction or (2) 15% or more of any class of equity securities of the Company, (B) any purchase or sale of, or tender or exchange offer for, capital stock of the Company (or its Subsidiaries) that if consummated would result in any Person beneficially owning 15% or more of any class of any capital stock or voting power of the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole) or (C) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, share exchange, stock purchase or similar transaction involving the Company (or any one or more Subsidiaries of the Company, individually or taken together, whose business constitutes 15% or more of the net revenues, net income or total assets of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction).

(b) If and only to the extent that (A) Common Shares shall not have been purchased in the Offer, (B) a Takeover Proposal has been received and not withdrawn, (C) the Company Board determines in good faith, after consultation with the Company’s financial adviser and outside legal counsel, that such Takeover Proposal could reasonably be expected to lead to a Superior Proposal, and the failure to do so would be reasonably likely to constitute a failure to comply with its fiduciary duties to the Company’s shareholders under applicable Law,

(D) such Takeover Proposal was not solicited in contravention of Section 6.2 and none of the Company or any of its Subsidiaries or any of their respective directors, officers, employees, agents and representatives has breached this Section 6.2 (other than (1) immaterial breaches or (2) breaches that have not resulted in the making of such Takeover Proposal), and (E) the Company provides prior written notice to Parent of its decision to take such action not less than twenty-four (24) hours prior to taking such action, then the Company shall be permitted to (x) furnish information with respect to the Company and any of its Subsidiaries that has previously been provided to Parent to such Person pursuant to a confidentiality and standstill agreement having terms at least as favorable to the Company as the Confidentiality Agreement (which agreement shall be provided to Parent prior to furnishing any information to such Person) and (y) participate in discussions with such Person and (z) if the Company Board determines after consulting with its financial advisors and outside legal counsel that such Takeover Proposal is a Superior Proposal, and it is necessary to do so in order to comply with its fiduciary duties to the Company’s shareholders under applicable Law, effect a Change in the Company Recommendation and waive any standstill provisions with respect to such Superior Proposal.

For the purposes of this Agreement, “Superior Proposal” means a bona fide written proposal or offer made by a Person other than a party hereto that (1) is for a Takeover Proposal (except that references in the definition of “Takeover Proposal” to “15%” shall be “more than 50%”) and (2) is on terms that the Company Board in good faith concludes (after consulting with its financial advisors and outside counsel), taking into account, among other things, the likelihood and timing of consummation and all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and of the transactions contemplated by this Agreement and the parties to this Agreement, is more favorable to the Company’s shareholders (in their capacities as shareholders) than the transactions contemplated by this Agreement.

(c) Except as expressly permitted by Section 6.2(b), neither the Company Board nor any committee thereof shall (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to Parent, the approval of the Agreement, the Merger or the Company Recommendation or take any action or make any public statement inconsistent with such approval or Company Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, or fail to publicly recommend against within ten (10) Business Days thereof, any Takeover Proposal, (iii) fail to include the Company Recommendation in the Schedule 14D-9 or any Proxy Statement, as applicable, or (iv) resolve or agree to do any of the foregoing (any of the foregoing, a “Change in the Company Recommendation”).

(d) The Company agrees that it will, and will cause its officers, directors, employees, agents and representatives to, immediately cease and cause to be terminated all access to any non-public information about the Company or its Subsidiaries by and any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than the parties hereto) with respect to any Takeover Proposal, and shall promptly request in writing the return or destruction of any confidential information provided to any such Person (other than Parent or the Purchaser) in accordance with the terms of the applicable confidentiality agreement entered into with such Person. Each of Parent and the Purchaser agrees that no such prior activity shall be considered solicitation of a Takeover Proposal hereunder.

(e) In addition to the obligations of the Company set forth in the other provisions of this Section 6.2, the Company shall as promptly as practicable (and in any event within one (1) Business Day) advise Parent in writing of any request for information relating to a Takeover Proposal, or of any Takeover Proposal or inquiry with respect to a Takeover Proposal, the material terms and conditions of such request or Takeover Proposal or inquiry and the identity of the Person making such request or Takeover Proposal or inquiry, and shall as promptly as practicable (and in any event within one (1) Business Day) provide a copy of any written request or Takeover Proposal or inquiry (and all documents relating to or setting forth the terms of such inquiry or Takeover Proposal) to Parent. The Company will keep Parent promptly informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal or inquiry and shall promptly provide to Parent a copy of any non-public information furnished to the Person who made such request or Takeover Proposal or inquiry that was not previously provided to Parent. The Company acknowledges and agrees that each successive amendment or revision to any Takeover Proposal or Superior Proposal shall constitute a new Takeover Proposal for purposes of this Agreement (provided that the Company shall not be required to enter into a new confidentiality agreement with respect to such an amended Takeover Proposal if the Company already has such a confidentiality agreement in compliance with Section 6.2(b) with the party making such amended Takeover Proposal).

(f) Nothing contained in this Section 6.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would violate its obligations under applicable Law; provided, however, that any such disclosure relating to a Takeover Proposal shall be deemed to be a Change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

(g) The Company Board shall unanimously recommend to the Company’s shareholders the approval and adoption of this Agreement, the Offer, the Merger and the other transactions contemplated hereby; provided, however, that the Company Board shall not be required to make such Company Recommendation to the extent that it effects a Change in the Company Recommendation in accordance with Section 6.2(b). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.2(g) and its other obligations under this Section 6.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal. Notwithstanding any Change in the Company Recommendation, unless otherwise directed in writing by Parent, this Agreement and the Merger shall be submitted to the shareholders of the Company at the Special Meeting for the purpose of obtaining the Company Shareholder Approval and nothing contained herein shall be deemed to relieve the Company of such obligation. The Company shall use its reasonable best efforts to hold the Special Meeting as soon as practicable, and the Company shall otherwise coordinate and cooperate with Parent with respect to the timing of the Special Meeting.

SECTION 6.3 Access to Information; Confidentiality. From the date hereof through the Effective Time, upon reasonable notice and subject to applicable Law, the Company shall and shall cause its Subsidiaries and their respective representatives to afford to Parent and the Purchaser and to their respective officers, employees, accountants, counsel, financial advisors and other representatives (the “Parent Representatives”) reasonable access during normal business hours to such of the properties, books, contracts, commitments, records (electronic or otherwise), officers and employees of the Company and its Subsidiaries and such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as Parent, the Purchaser or Parent Representatives may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such Person or contravene any applicable Law, in which case the Company and its Subsidiaries shall provide access to or disclose such information to the fullest extent permitted by such Law or consistent with such privilege and shall cooperate with Parent in seeking all necessary exemptions, permits or other consents or approvals to permit the Company and its Subsidiaries to provide Parent (or, if necessary, its counsel or other representatives in lieu of Parent) access to or to disclose to Parent, such information. In addition, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each material report, schedule, registration statement and other document filed by it with any Governmental Entity and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel. Parent shall hold any such information in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated as of September 3, 2007, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”). Any investigation by Parent or the Purchaser shall not affect, and shall not be deemed to modify, any of the representations and warranties made by the Company herein.

SECTION 6.4 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to promptly take, or cause to be taken, all actions, and to promptly do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate the Offer, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) cooperation in the preparation and filing of the Offer Documents, the Schedule 14D-9 and any actions or filings related thereto, (ii) obtaining all necessary actions or non-actions, waivers, consents, clearances and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement, (v) publicly supporting this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement, (vi) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article VII and (vii) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company, Parent, the Purchaser or any of their respective subsidiaries should be discovered by the Company or Parent, as the case may be, which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance.

(b) Parent and the Company shall file as soon as practicable (but not later than five (5) Business Days in the case of any filing under the HSR Act and seven (7) Business Days in the case of any filings under foreign statutes or regulations) after the date of this Agreement notifications under the HSR Act and under any material applicable foreign statutes or regulations applicable to the Merger and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice or such other domestic or foreign antitrust regulatory authority, as applicable for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding

(c) Parent and the Company shall (i) promptly notify the other party of any communication to that party from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby; (ii) if practicable, permit the other party the opportunity to review in advance all the information relating to Parent or the Company, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and incorporate the other party’s reasonable comments; (iii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated herein unless it consults with the other party in advance, and, to the extent permitted by such Governmental Entity, give the other party the opportunity to attend; and (iv) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Entity or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby, except that any materials concerning valuation of the transaction or internal financial information may be redacted.

(d) Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other Person required in connection with, and waivers of any Company Violations and Parent Violations, as applicable, that may be caused by, the consummation of the transactions contemplated by this Agreement, provided, however, that, notwithstanding any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, and Parent shall not be obligated to, agree to divest, hold separate or otherwise materially restrict the use or operation of any portion of the business or assets of Parent, the Company or the Surviving Corporation or any subsidiary of any of the foregoing.

SECTION 6.5 Public Announcements. The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Offer, the

Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or public statement prior to the issuance of such press release or public statement, and shall not issue any such press release or make any such public statement without the written approval of the other, unless required by applicable Law or any listing agreement with a securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

SECTION 6.6 Indemnification; Insurance.

(a) From and after the Expiration Date, the Company and the Surviving Corporation will, and Parent will cause the Company and Surviving Corporation to, indemnify and hold harmless each present and former director and officer of the Company (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, by reason of the fact that such individual is or was a director or officer of the Company, or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in respect of actions or omissions occurring at or prior to the Effective Time, as applicable, to the fullest extent permitted under the articles of incorporation and bylaws of the Company as of the date hereof, and shall advance fees and expenses (including attorneys fees) as incurred to the fullest extent permitted under the articles of incorporation and bylaws of the Company as of the date hereof.

(b) The Company or the Surviving Corporation, as applicable, shall be entitled to assume the defense of any action, suit, investigation or proceeding and the Company or the Surviving Corporation, as applicable, shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Company or the Surviving Corporation, as applicable, elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Company or the Surviving Corporation, as applicable, and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to the Company or the Surviving Corporation, as applicable, and the Company or the Surviving Corporation, as applicable, shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Company or the Surviving Corporation, as applicable, shall not be liable for the fees of more than one counsel for all Indemnified Parties, other than one local counsel in each jurisdiction, unless a conflict of interest shall be caused thereby, and provided further that the Company or the Surviving Corporation, as applicable, shall not be liable for any settlement effected without its written consent.

(c) From and after the Effective Time, the Surviving Corporation shall purchase and maintain a six-year extended reporting period endorsement under the Company’s directors’ and officers’ liability insurance coverage covering acts or omissions occurring prior to the Effective Time with respect to those Company officers and directors who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to such coverage and amount no less favorable to the Company’s directors and officers currently covered by such insurance than those of such policy in effect on the date hereof;

provided further that in no event shall the Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.6(c) in excess of 200% of the aggregate premiums paid by the Company for the fiscal year ended May 26, 2007 (which amount is set forth on Section 6.6 to the Company Disclosure Schedule) for such purpose and, if the premiums for such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to use its reasonable best efforts obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent, the Company (during the period from the Expiration Date to the Effective Time), the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties or assets to any Person, then, in each case, Parent shall cause such action to be taken as may be necessary so that such Person shall assume all of the applicable obligations set forth in this Section 6.6.

(e) This Section 6.6 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives, and shall be binding on all successors and assigns of the Company, Parent and the Surviving Corporation. This Section 6.6 shall not limit or otherwise adversely affect any rights any Indemnified Party may have under any agreement with the Company.

(f) Notwithstanding anything herein to the contrary and to the fullest extent permitted by Law, if any action, suit or proceeding is brought against any Indemnified Party and written notice of such action, suit or proceeding is provided to Parent by such Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.6 shall continue in effect with respect to such action, suit or proceeding until the final disposition thereof.

SECTION 6.7 Notification of Certain Matters. Parent and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would reasonably be expected (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement under this Agreement (including the conditions set forth in Annex I) not to be complied with or satisfied and (b) any failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder (including the conditions set forth in Annex I); provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company, Parent and the Purchaser shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

SECTION 6.8 Rights Agreement. The Company covenants and agrees that it will not (a) redeem the Rights, (b) amend the Rights Agreement or (c) take any action which would allow any Person (as defined in the Rights Agreement) other than Parent or the Purchaser to acquire beneficial ownership of 15% or more of the Common Shares without causing a “Stock Acquisition Date” or “Distribution Date” or “Section 11(h) Event” or “Section 13 Event” (as each such term is defined in the Rights Agreement) to occur. The Company Board shall not make a determination that Parent, the Purchaser or any of their respective Affiliates or Associates is an “Acquiring Person” for purposes of the Rights Agreement.

SECTION 6.9 State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any Takeover Law and to grant such additional approvals and take such additional actions as may be reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such Takeover Law on the Merger and the other transactions contemplated hereby.

SECTION 6.10 Parent Agreement Concerning Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

SECTION 6.11 Rule 16b-3 Actions. Parent and the Company agree that, in order to most effectively compensate and retain those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that such persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.11. Promptly after the date hereof, the Company shall take all such steps as may be required to cause any dispositions of Common Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

SECTION 6.12 Company Subsidiaries. The Company agrees to cause each of its Subsidiaries to comply with the obligations applicable to such Subsidiary under this Agreement.

SECTION 6.13 Conveyance Taxes; Tax Cooperation. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transaction contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. In addition to any other covenant of the Company hereunder, the Company shall keep Parent informed, and shall consult and cooperate with Parent, regarding the Company’s ongoing international Tax planning project (including internal corporate restructurings and entity classification elections undertaken for international Tax planning purposes), any other entity classification elections and any other material Tax planning involving the Company or any Subsidiary.

SECTION 6.14 Standstill Agreements; Confidentiality Agreements. Except as otherwise provided in clause (z) of

Section 6.2(b), during the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party, other than client and customer agreements entered into by the Company or its Subsidiaries in the ordinary course of business consistent with past practice. During such period, the Company shall use reasonable best efforts to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company shall inform Parent of any actual or threatened breaches of any such agreement and of any request by any Person to terminate, amend, modify or waive the provisions of any such agreement, and of the identity of any such Person.

SECTION 6.15 Employee Benefit Plans and Agreements.

(a) Subject to the last sentence of this Section 6.15(a) and to Section 6.15(e) and Section 6.15(f), Parent agrees that it will cause the Surviving Corporation from and after the Effective Time to honor all Employee Benefit Arrangements and Employment Agreements. Following the Effective Time, active employees of the Company and its Subsidiaries (“Company Employees”) may, in the discretion of Parent, continue in the Employee Benefit Arrangements or become eligible for the employee benefit plans and arrangements of Parent or its Affiliates on substantially the same terms as such plans and arrangements are generally offered from time to time to similarly situated employees of Parent and its Affiliates. Nothing in this Agreement shall be interpreted as limiting the power of Parent or the Surviving Corporation to amend or terminate any Employee Benefit Arrangement or Employment Agreement subject to its terms and applicable Law.

(b) For purposes of vesting and eligibility, but not benefit accrual, under the employee benefit plans of Parent and its Subsidiaries providing benefits to Company Employees after the Effective Time, each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Plan, except to the extent such credit would result in a duplication of benefits or is prohibited under applicable Law or the terms of the applicable plan. In addition, and without limiting the generality of the foregoing, except to the extent prohibited under applicable Law or the terms of the applicable Plan: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by Parent and its Affiliates for the benefit of Company Employees (such plans, collectively, the “New Plans”) to the extent coverage under such New Plan replaces coverage under a comparable Plan in which such Company Employee participated immediately before the Effective Time; (ii) Parent shall cause all pre-existing condition exclusions, waiting periods and actively-at-work requirements of each New Plan to be waived for each Company Employee and his or her covered dependents to the extent currently applicable to such persons and waived under the corresponding Plan of the Company for the year in which the Effective Time occurs; (iii) Parent shall provide each Company Employee and his or her covered dependents with credit for any co-payments and deductibles paid prior to becoming eligible to participate in such New Plan, to the same extent such credit was given under the corresponding Plan, in satisfying any applicable deductible or annual maximum out-of-pocket requirements under such New Plan; and (iv) Parent shall apply any increase in the Company Employee’s portion of the premium cost, deductibles, co-payments and other out-of-pocket costs no earlier than the first day of the first plan year beginning after the Effective Time of either the Plan or the New Plan (as applicable). Entitlement to paid time off of Company Employees accrued as of the Effective Time shall not be reduced except as any such reduction would be permitted under the applicable paid time off plan, program or policy of the Company as of the date hereof.

(c) Parent shall, or shall cause the Surviving Corporation to, provide Company Employees whose employment terminates during the 18-month period following the Effective Time with severance benefits in an amount that is equal to the severance benefits that such Company Employee would have been entitled to pursuant to, and under circumstances consistent with, the terms of the Company’s severance plan as in effect as of May 26, 2007.

(d) Prior to the Effective Time, the Company Board shall take such actions as are necessary to (i) freeze participation in, and prevent additional deferral elections or deferred compensation awards or enhancements under, the Non-Qualified Account Plans and (ii) except with respect to any irrevocable deferral election made under the Non-Qualified Account Plans prior to the date hereof, to freeze any further deferral of compensation with respect to compensation that would have otherwise been paid on or prior to December 31, 2007, in each case in a manner that is compliant with section 409A of the Code.

(e) Without limiting the generality of Section 9.8, this Section 6.15 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.15, express or implied, is intended to confer upon any other Person, including without limitation, any current or former director, officer or employee of the Company or any of its Subsidiaries any rights or remedies of any nature whatsoever under or by reason of this Section 6.15.

(f) Nothing contained in this Agreement shall (i) constitute or be deemed to be an amendment to any Plan, New Plan or any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries; (ii) prevent the amendment or termination of any Employee Benefit Arrangement or Employment Agreement or interfere with the right or obligation of the Parent or its Affiliates to make such changes to the foregoing as are necessary to conform with applicable Law (including Section 409A of the Code); or (iii) limit the right of the Parent, the Company or any of their respective Affiliates to terminate the employment of any employee at any time.

(g) If the Company or any of its Subsidiaries enters into, adopts, amends, modifies or terminates any Arrangements to Covered Securityholders, the Company intends that all such amounts payable under such Arrangements (i) shall be paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) shall not be calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. If there has been any adoption, approval, amendment or modification of any Arrangement, either prior to or after the date of this Agreement, the Company agrees that, upon the request of Parent, the Compensation Committee of the Company Board, consisting solely of independent directors, shall approve resolutions approving such adoption, approval, amendment or modification as an employment compensation, severance or other employee benefit arrangements, in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto.

SECTION 6.16 Cooperation. At the request of Parent, the Company shall promptly take such actions in respect of (i) the Notes, (ii) the Registration Rights Agreement by and between the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Citibank Global Markets Inc. dated as of June 29, 2007 (the “Notes Registration Rights Agreement”), (iii) the convertible note hedge transactions entered into with Merrill Lynch International and Citibank, N.A. on June 29, 2007 relating to the Notes, (iv) the warrants sold to Merrill Lynch Financial Markets, Inc. and Citibank, N.A. on June 29, 2007 relating to 8,678,061 Common Shares (clauses (iii) and (iv) jointly, the “Notes Hedge and Warrant Transactions”) and (v) the Company’s existing credit facilities, in each case as directed by and in accordance with the terms and conditions specified in writing by Parent, and the Company shall consult with Parent before taking any action with respect to any of the foregoing; provided, however, that, prior to the Acceptance Date, the Company shall not be required to incur any material amount of out-of-pocket expenses as a result of actions requested by Parent under this Section 6.16 unless Parent shall have agreed to reimburse the Company for such out-of-pocket expenses; and provided, further, that the Company shall not be obligated under this Section 6.16 to take any action that is not conditioned upon the occurrence of the Acceptance Date and that would reasonably be expected to expose the Company to material liability or expense if the Acceptance Date fails to occur. All actions, notices, announcements and other documentation related to the Notes, the Notes Registration Rights Agreement, the indenture governing the Notes or the Notes Hedge and Warrant Transactions as well as whether the Company settles any conversion obligations with respect to the Notes in whole or in part in Common Shares or in cash shall be subject to the prior written approval of Parent.

ARTICLE SEVEN

CONDITIONS TO CONSUMMATION OF THE MERGER

SECTION 7.1 Conditions. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction of each of the following conditions:

(a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement, if required by applicable Law.

(b) Purchase of Common Shares. The Purchaser shall have accepted for payment and paid for Common Shares in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms hereof.

(c) Injunctions; Illegality. The consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity, or other legal restraint or prohibition, which prevents the consummation of the Merger, or has the effect of making the acquisition of Common Shares in the Merger illegal.

(d) Regulatory Approval. Any waiting period (and any extension thereof) under the HSR Act or under any material applicable foreign statutes or regulations applicable to the Merger shall have expired or terminated or, where applicable, approval shall have been obtained.

ARTICLE EIGHT

TERMINATION; AMENDMENTS; WAIVER

SECTION 8.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned:

(a) at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company, by the mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

(b) by the Company if Purchaser fails to commence the Offer on or prior to October 24, 2007; provided, however, that any such termination, if any, must occur within five (5) Business Days from such date and, provided, further, the Company may not terminate this Agreement pursuant to this Section 8.1(b) (i) after the Purchaser commences the Offer or (ii) if the Purchaser’s failure to commence the Offer is due to the Company’s material breach of this Agreement;

(c) by Parent or the Company if (i) the Purchaser shall not have accepted for payment and paid for the Common Shares pursuant to the Offer in accordance with the terms hereof and thereof on or before February 12, 2008 (the “End Date”) or (ii) the Offer expires or is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any Common Shares being purchased thereunder; provided, however, that a party may not terminate this Agreement pursuant to this Section 8.1(c) if such failure to accept for payment and pay for the Common Shares or such termination or withdrawal of the Offer is due to such party’s material breach of this Agreement;

(d) at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company, by Parent or the Company if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting or making illegal the acceptance for payment of, or payment for, Common Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided that the party seeking to terminate this Agreement shall have used its reasonable best efforts to prevent the entry of and to remove or lift such order, decree or ruling;

(e) by the Company prior to the acceptance for payment of Common Shares pursuant to the Offer, if the Company Board shall have determined to recommend a Superior Proposal to its shareholders and to enter into a binding written agreement concerning such Superior Proposal after making the determination required by Section 6.2, provided that the Company may not exercise its right to terminate under this Section 8.1(e) (and may not enter into a binding written agreement with respect to any Superior Proposal) unless and until (i) the Company shall have provided the Purchaser and Parent (A) prior written notice at least four (4) Business Days prior to such termination that the Company Board has authorized and intends to effect the termination of this Agreement pursuant to this Section 8.1(e) and (B) copies of all the forms of all proposed agreements, arrangements or understandings (including any amendments thereto) supplied by third parties and/or the forms of definitive agreements (including any amendments thereto) between the Company and any third parties, (ii) the Company Board shall have determined, in good faith and after consultation with its outside legal counsel and financial advisors, that the foregoing Takeover Proposal constituted at the time of its determination to terminate this Agreement and, at the end of the four (4) Business Day period referred to in clause (i) above, still constitutes a Superior Proposal taking into account any changes to this Agreement proposed by Parent and the Purchaser and (iii) prior to such termination, the Company shall have paid to Parent the Termination Fee and the Expense Fee described in Section 8.3;

(f) by Parent prior to the purchase of Common Shares pursuant to the Offer, if (i) a Change in the Company Recommendation shall have occurred, (ii) the Company Board shall have approved or recommended, or entered into any agreement (other than a confidentiality agreement as permitted pursuant to Section 6.2(b)) with respect to, a Takeover Proposal, taken any action to exempt a Takeover Proposal from any Takeover Law or the Rights, (iii) the Company, any of its Subsidiaries or any of their respective directors, officers, employees, agents or representatives shall have willfully and materially breached Section 6.2, (iv) the Company Board shall have adopted a resolution, or publicly proposed, to effect any of the foregoing, or (v) a Takeover Proposal shall have been publicly announced and the Company Board shall not have, within ten (10) Business Days thereof, rejected such Takeover Proposal and reaffirmed its support for the transactions contemplated by this Agreement;

(g) by the Company prior to the purchase of Common Shares pursuant to the Offer, if Parent or the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would reasonably be expected to result in a Material Adverse Effect on Parent or the Purchaser (without giving effect to any exception or qualification as to materiality or Material Adverse Effect in any such representation, warranty, covenant or agreement) or a failure of a condition set forth in Section 7.1 or Annex I to be satisfied or the failure of the Effective Time to occur and (B) is not, or cannot be, cured within thirty (30) days after written notice thereof is provided by the Company to Parent; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is in material breach of this Agreement; or

(h) by Parent prior to the purchase of Common Shares pursuant to the Offer, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would reasonably be expected to have a Material Adverse Effect on the Company (without giving effect to any exception or qualification as to materiality or Material Adverse Effect in any such representation, warranty, covenant or agreement) or result in a failure of a condition set forth in Section 7.1 or Annex I to be satisfied or failure of the Offer to be consummated and (B) is not, or cannot be, cured within thirty (30) days after written notice thereof is provided by Parent to the Company; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(h) if Parent is in material breach of this Agreement.

SECTION 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of the penultimate sentence of Section 6.3 and the provisions of this Section 8.2 and Section 8.3 and the applicable provisions of Article Nine, which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 8.3 Fees and Expenses.

(a) Whether or not the Merger is consummated, except as otherwise specifically provided herein, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(b) In the event that this Agreement is terminated pursuant to Section 8.1(e) or Section 8.1(f), then the Company shall promptly (and in any event within one (1) Business Day after such termination or, in the case of any such termination by the Company, prior to such termination) pay Parent an amount equal to one hundred and five million dollars ($105,000,000) in cash by wire transfer (the “Termination Fee”).

(c) In the event that this Agreement is terminated pursuant to Section 8.1(c) and at the time of such termination (A) a Takeover Proposal shall have been publicly announced and (B) the Minimum Condition shall not have been satisfied at the Expiration Date (at a time when all other conditions to the Purchaser’s obligation to accept for payment and pay for Common Shares tendered in the Offer set forth in the first paragraph and clauses (a) and (b) of Annex I shall have been satisfied), then the Company shall promptly (and in any event within one (1) Business Day after such termination) pay Parent in cash by wire transfer an amount equal to fifteen million dollars ($15,000,000) (the “Expense Fee”) and if, within twelve (12) months of the date of such termination, a transaction or agreement constituting a Takeover Proposal (except that for this purpose references in the definition of “Takeover Proposal” to “15%” shall be “40%”) (A) is publicly announced or entered into which is subsequently consummated or (B) is consummated, the Company shall, prior to or simultaneously with the consummation of such transaction, pay Parent an amount equal to the Termination Fee minus the amount of any Expense Fee previously paid.

(d) The Company acknowledges that the agreements contained in Sections 8.3(b) and Section 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay the amounts due pursuant to Section 8.3(b) and Section 8.3(c), as applicable, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts payable to Parent pursuant to Section 8.3(b) or Section 8.3(c), the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on the amount of the amounts so payable at the rate on six (6)-month United States Treasury obligations plus 300 basis points in effect on the date such payment was required to be made pursuant to this Agreement.

(e) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys’ and expert witness fees) incurred in connection with such action.

(f) In no event shall an amount more than one full Termination Fee and one Expense Fee be payable by the Company pursuant to this Section 8.3.

(g) For the avoidance of doubt, in the event that the Company terminates this Agreement at a time when Parent or the Purchaser would have had the right to terminate this Agreement, Parent shall be entitled to receipt of any Termination Fee and/or Expense Fee that would have been (or would have subsequently become) payable had Parent terminated this Agreement at such time.

SECTION 8.4 Amendment. Subject to Section 1.3(c), this Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

SECTION 8.5 Extension; Waiver. Subject to Section 1.3(c), at any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE NINE

MISCELLANEOUS

SECTION 9.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement or in any document, certificate or writing delivered pursuant to this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in Sections 3.2, 6.6 and 6.15 shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

SECTION 9.2 Entire Agreement; Assignment.

(a) This Agreement (including the documents and the instruments referred to herein, including the Confidentiality Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other party (except that Parent may assign its rights to any direct or indirect Subsidiary of Parent and the Purchaser may assign its rights, interest and obligations to Parent or any direct or indirect subsidiary of Parent without the consent of the Company). Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

SECTION 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.4 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a Business Day or on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or the Purchaser:

Danaher Corporation

2099 Pennsylvania Avenue, NW, 12th Floor

Washington, D.C. 20006-1813

Attention: Senior Vice President-General Counsel

Facsimile: 202-828-0860

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Trevor S. Norwitz

Facsimile: (212) 403-2000

If to the Company:

Tektronix, Inc.

14200 SW Karl Braun Drive

P.O. Box 500 M/S 55-720

Beaverton, OR 97077-0001

Attention: Corporate Secretary

Facsimile: (503) 627-7474

with a copy to:

Stoel Rives LLP

900 SW Fifth Avenue, Suite 2600

Portland, Oregon 97204

Attention: Margaret Hill Noto

Facsimile: (503) 220-2480

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

SECTION 9.5 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 9.6 Descriptive Headings; Interpretation. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 9.8 Parties in Interest. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 6.6 (which is intended to be for the benefit of the Persons identified therein, and may be enforced by such Persons), (b) the rights of holders of Common Shares to pursue claims for damages and other relief, including equitable relief, for Parent’s or the Purchaser’s intentional breach of this Agreement, and (c) after the Effective Time, the rights of holders of Common Shares to receive the Merger Price; provided, however, that the rights granted pursuant to clause (b) shall only be enforceable by the Company on behalf of such shareholders in its sole and absolute discretion (and not directly by any such shareholder) (it being understood and agreed that any and all interests is such claims shall attach to such Common Shares and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to the holders of Common Shares of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit); provided, however, that under no circumstances shall any rights of holders of Common Shares be enforceable by such shareholders or by any other Person acting for or on their behalf other than the Company.

SECTION 9.9 Certain Definitions. As used in this Agreement:

(a) “2007 Financial Statements” means the consolidated balance sheets as of May 26, 2007 and the consolidated statements of income, common shareholder’s equity and cash flows for each of the three fiscal years in the period ended May 26, 2007 (including the related notes and schedules thereto) of the Company contained in the Company’s Form 10-K for the fiscal year ended May 26, 2007.

(b) An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control“ means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

(c) “Bid” means any outstanding quotation, bid or proposal by the Company which, if accepted or awarded, would lead to a contract with a Governmental Entity or a prime contractor or subcontractor to a Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company.

(d) “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in New York, New York.

(e) “Code” means the Internal Revenue Code of 1986, as amended.

(f) “Company Disclosure Schedule” means the Disclosure Schedule of the Company dated as of the date hereof previously delivered to Parent.

(g) “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign Laws.

(h) “Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering, will render or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services, other than any non-binding offer letter that recites benefits, salary, equity grants and employee benefits.

(i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(j) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(k) “Government Contract” means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order, delivery order, change order, arrangement or other commitment of any kind between the Company or any Subsidiary, on the one hand, and any Governmental Entity or prime contractor or subcontractor to a Governmental Entity, on the other hand.

(l) “Governmental Permits” means any permits, registrations, clearances, franchises, variances, exemptions, orders, licenses, certificates, consents, authorizations, and other approvals from, or required by, any Governmental Entity that are used by, or are necessary to own and to operate, the business of the Company and its Subsidiaries as currently configured and operated, together with any applications for the issuance, renewal, modification or extension thereof and all supporting information and analyses.

(m) “knowledge” means, with respect to any Person which is not an individual, with respect to any specific matter, the knowledge of such Person’s directors and officers and persons with operational responsibility for the matter at issue, after reasonable inquiry (and in the case of the Company, shall also include Richard H. Wills, James F. Dalton, Mardilyn Saathoff, Craig Overhage, Rich McBee, Sue Kirby, John Major, Colin Slade, Paul Oldham, Chuck McLaughlin, Tom Lenihan, Paul Montgomery and Ken Skinner).

(n) “made available” means either physically provided by the Company to Parent or added to (and not removed from) the Company’s electronic datasite with Merrill DataSite no later than 12:00pm PST on Friday, October 12, 2007.

(o) “Material Adverse Effect” means, with respect to a Person, any change, effect, event, occurrence or state of facts (each an “Effect”) that would or would reasonably be expected (individually or in the aggregate) to (i) be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and no Effect to the extent arising from or attributable to any of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Material Adverse Effect: (A) the public announcement or pendency of this Agreement or any of the transactions contemplated hereby, including the impact thereof to the extent arising therefrom on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or other third parties with whom the Company has any relationship; (B) conditions affecting the industries in which the Company operates or participates, the U.S. economy or financial markets or any foreign markets or any foreign economy or financial markets in any location where the Company has material operations or sales, any acts of God, calamities, acts of war or terrorism, or any escalation thereof; (C) any change in GAAP or applicable Law (or binding interpretation thereof); (D) any material breach by Parent or the Purchaser of this Agreement; (E) the taking of any action by Parent or any of Parent’s Subsidiaries in violation of this Agreement; (F) any failure of the Company or its Subsidiaries, in and of itself, to meet analysts’ or internal earnings estimates or financial projections (for the avoidance of doubt, it being understood that any of the underlying causes or subsequent effects of, and any Effect giving rise or contributing to, such failure shall be taken into account in making any such determination); provided that clauses (B) and (C) shall not apply to the extent that any such Effect disproportionately affects the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industries in which the Company or such Subsidiaries operate; or (ii) have a material adverse effect on the ability of such party timely to consummate the transactions contemplated by this Agreement.

(p) “Material Employment Agreement” means an Employment Agreement pursuant to which the Company or any of its Subsidiaries has or could have any obligation to provide compensation and/or benefits (including severance pay or benefits) in an amount or having a value in excess of $150,000 per year or $200,000 in the aggregate.

(q) “OSHA” means the Occupational Safety and Health Act, as amended, and any regulations promulgated thereunder.

(r) “Permitted Lien” means a Lien (i) for Taxes or governmental assessments, charges or claims of payment being contested diligently and in good faith and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice, or (iii) that is a zoning, entitlement or other land use or environmental regulation by any Governmental Entity that does not, individually or in the aggregate, materially detract from the value of, or materially impair the use of such property in the ordinary course consistent with past practice.

(s) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity.

(t) “Plan” means any Employee Benefit Arrangement other than a Multiemployer Plan.

(u) A “Subsidiary” means, with respect to a Person, any corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity (i) of which such Person beneficially owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity interests of such entity, (ii) of which securities or other ownership interests having ordinary voting power to elect or designate a majority of the board of directors or other Persons performing similar functions are at the time owned, directly or indirectly, by such Person or (iii) that does not have a board of directors or other Persons performing similar functions in which such Person owns, directly or indirectly, general partnership interests, management rights or other interests that permit such Person, or any Subsidiary of such Person, to manage the business and affairs of such entity without the affirmative approval of any other Person.

(v) “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 9.10 Enforcement; Forum; Waiver of Jury Trial.

(a) The parties acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties to this Agreement shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law.

(b) Each of the parties hereby agrees that all actions or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger) or for recognition and enforcement of any judgment arising out of or in connection with this Agreement or the transactions contemplated hereby (including the Offer and the Merger), shall be tried and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter over such proceeding, in the United States District Court for the District of Delaware, and each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and with respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement, the transactions contemplated hereby (including the Offer and the Merger) or the subject matter hereof or thereof, may not be enforced in or by any of the aforesaid courts.

(c) EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY FOR ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER) OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE OFFER AND THE MERGER).

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

RAVEN ACQUISITION CORP.

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	President

TEKTRONIX, INC.

By:	/s/ Richard H. Wills
	Name:	Richard H. Wills
	Title:	President and Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act, pay for, any tendered Common Shares if (i) there shall not be validly tendered (and not validly withdrawn prior to the Expiration Date) that number of Common Shares which, when added to any Common Shares already owned by Parent or any of its subsidiaries, represents at least a majority of the total number of outstanding Common Shares on a fully-diluted basis (but excluding Common Shares issuable upon conversion of the Notes) on the date of purchase (the “Minimum Condition”), (ii) any applicable waiting period or approval under the HSR Act or under any material applicable foreign statutes or regulations shall not have expired or been terminated or obtained prior to the Expiration Date, provided that nothing in this clause (ii) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement, (iii) all consents from third parties shall not have been obtained prior to the Expiration Date except for those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect on the Company or (iv) at any time on or after the date of the Merger Agreement and prior to the time of acceptance for payment for any Common Shares, any of the following events shall occur (and, in case of clauses (a), (b), (f), (g) and, other than with respect to any willful and material breach, (h), be continuing at the scheduled Expiration Date):

(a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any court of competent jurisdiction or other Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to, directly or indirectly: (i) make illegal or enjoin, restrain or otherwise prohibit or materially delay consummation of the Offer or the Merger or make materially more costly the making or consummation of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any portion of the business or assets of the Company or any of their respective subsidiaries or compel Parent or the Purchaser or any of their respective subsidiaries to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or any of their subsidiaries, taken as a whole, or of the Company or any of its subsidiaries taken as a whole, or impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the Common Shares, including the right to vote any Common Shares acquired or owned by the Purchaser or Parent pursuant to the Offer on all matters properly presented to the Company’s shareholders, (iv) require divestiture by Parent or the Purchaser of any Common Shares or (v) result in a Material Adverse Effect on the Company, provided that nothing in this clause (a) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

(b) there shall be instituted or pending any action or proceeding by any Governmental Entity that would reasonably be expected to result in, any of the consequences referred to in clauses (i) through (v) of paragraph (a) above, provided that nothing in this clause (b) shall be deemed to limit Parent’s obligations under Section 6.4(d) of the Merger Agreement; or

ANNEX 1-1

(c) any event or change shall have occurred (or any development shall have occurred involving prospective changes) in the business, financial condition or results of operations of the Company or any of its subsidiaries that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; or

(d) (i) the Company Board or any committee thereof shall have withdrawn or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer or the Merger Agreement, or shall have approved or recommended any Takeover Proposal, (ii) a Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Takeover Proposal or (iii) the Company Board or any committee thereof shall have resolved to do or enter into any of the foregoing; or

(e) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

(f) there shall have occurred, and continue to exist, a declaration of a banking moratorium by federal authorities or any suspension of payments in respect of banks in the United States; or

(g) (i) any of the representations and warranties of the Company set forth in Section 4.2(a) of the Merger Agreement shall not be true and correct in all respects except for such inaccuracies as are de minimis in the aggregate or (ii) any of the other representations and warranties of the Company set forth in the Merger Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect on the Company, shall not be true and correct, as if such representations and warranties were made at the time of such determination (except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect as of such specific date) except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; or

(h) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement.

The foregoing conditions (including those set forth in clauses (i), (ii) and (iii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser (other than the Minimum Condition with respect to which such waiver will only be effective with the written agreement of the Company) in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to

ANNEX I-2

the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term “Merger Agreement” shall be deemed to refer to the Agreement to which this Annex I is appended.

ANNEX I-3